UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 11-K

(Mark One)

[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2019

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to ___

Commission File Number 001-38769

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

Cigna 401(k) Plan

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Cigna Corporation

900 Cottage Grove Road

Bloomfield, Connecticut 06002

CIGNA 401(k) PLAN

Financial Statements and

Supplemental Schedule

December 31, 2019 and 2018

CIGNA 401(k) PLAN TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	3

Financial Statements
Statements of Net Assets Available for Benefits as of December 31, 2019 and 2018	5
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2019	6
Notes to the Financial Statements	7

Supplemental Schedule*
Form 5500 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2019 *Other supplemental schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable	18

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of Cigna 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Cigna 401(k) Plan (the “Plan”) as of December 31, 2019 and December 31, 2018 and the related statement of changes in net assets available for benefits for the year ended December 31, 2019, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and December 31, 2018, and the changes in net assets available for benefits for the year ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental schedule of Form 5500 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2019 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 26, 2020

We have served as the Plan’s auditor since at least 1994. We have not been able to determine the specific year we began serving as auditor of the Plan

CIGNA 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	As of
	December 31,
	2019	2018
	(In thousands)
Assets

Investments, at Fair Value (See Note 4)	$6,655,971	$3,726,976

Investments, at Contract Value (See Note 5)	3,091,873	2,086,528

Notes receivable	150,760	96,110

Employer contributions receivable	27,603	49,148

Net assets available for benefits	$9,926,207	$5,958,762

The accompanying Notes to the Financial Statements are an integral part of these statements.

CIGNA 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

For the Year Ended
December 31,
2019
(In thousands)

Investment Income

Net appreciation in fair value of investments	$894,607

Interest	64,221

Dividends	182

Net investment income	959,010

Interest income on notes receivable from participants	3,878

Contributions

Employee contributions	277,493

Employer contributions	159,629

Rollover contributions	36,344

Total contributions	473,466

Deductions

Benefits paid to participants	(421,661)

Plan expenses	(2,549)

Total deductions	(424,210)

Net increase	1,012,144

Transfers from other plans (See Note 3)	2,955,301

Net assets available for benefits
Beginning of year	5,958,762

End of year	$9,926,207

The accompanying Notes to the Financial Statements are an integral part of these statements.

6

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Note 1 – Description of the Plan

The following description of the Cigna 401(k) Plan (the “Plan”) provides general information only. A more complete explanation of the features and benefits available under the Plan, a defined contribution plan, is contained in the Plan’s Summary Plan Description and Prospectus. Generally, all U.S.-based employees of participating subsidiaries of Cigna Holding Company (formerly known as “Cigna Corporation”) and referred to as “Old Cigna” (the “Company” or “Plan Sponsor”) are eligible to participate in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). As of December 31, 2019 and 2018 and for the year ended December 31, 2019, Prudential Bank & Trust, FSB, was the Trustee for the Plan.

Old Cigna became a subsidiary of Cigna Corporation (formerly Halfmoon Parent, Inc. and referred to as “Cigna”) on December 20, 2018 as a result of Cigna's acquisition of Express Scripts Holding Company. Following the acquisition, the Cigna Stock Fund refers to shares of Cigna issued since the time of the merger. Prior to December 20, 2018, the Cigna Stock Fund refers to shares previously issued by Old Cigna.

Plan Administration

The Cigna Corporation Retirement Plan Committee, which is comprised of three members of Cigna's management, is the primary Plan fiduciary. This committee delegates responsibility for administration of the Plan to the Plan Administrator, a Cigna employee, and responsibility for the Plan’s financial management to Cigna's Chief Financial Officer (CFO). The Plan Administrator and CFO have arranged with Prudential Retirement Insurance and Annuity Company (PRIAC) to perform the primary administrative, recordkeeping and asset management functions on behalf of the Plan. The Retirement Plan Committee is responsible for, among other things, selecting and monitoring the Plan’s investments.

Investments

The Plan’s investment options include a fixed income fund, which is supported by both traditional and synthetic fully benefit-responsive investment contracts (see Note 5); Cigna common stock; and pooled separate accounts that invest in equities, bonds, derivatives or funds. Participants may transfer assets among the investment options, subject to certain restrictions. For example, transfers involving assets invested in Cigna common stock may be subject to restrictions imposed under Cigna Corporation’s Policy on Securities Transactions and Insider Trading. See Notes 4 and 5 for additional information regarding the Plan’s investment options.

The Plan uses an age-appropriate Moderate target portfolio under Prudential Retirement’s GoalMaker® asset allocation program (GoalMaker) as its default investment option. GoalMaker meets the requirements to be a Qualified Default Investment Alternative (QDIA) under federal law. Participants are invested in the QDIA if they have not made their own investment allocation election or may be invested due to a plan merger if they do not elect how their old plan account should be invested after the plan merger occurs.

7

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Employee Contributions

The Plan permits employees to make pre-tax and Roth contributions (regular and catch-up). The contribution rate maximum is 80% of a participant’s eligible pay. This is a total limit that applies to all employee contributions. As a result of the Plan’s use of a “qualified automatic contribution arrangement” (QACA) safe harbor, highly-compensated employees are not subject to a separate contribution rate limit.

The Plan uses an automatic contribution rate increase program called Contribution Accelerator. If an eligible participant’s pre-tax contribution rate is at least 1% but less than 10%, the contribution rate is automatically increased by 1% at the beginning of each year until it reaches 10%. Eligible participants can opt out of Contribution Accelerator or change the date when the increase would go into effect each year.

All employees, however, are still subject to the annual dollar limit set by the Internal Revenue Service (IRS). Employee contributions may be invested in any combination of investment options offered by the Plan subject to certain other Internal Revenue Code (IRC) limitations and any restrictions imposed under Cigna Corporation’s Policy on Securities Transactions and Insider Trading.

Employer Contributions

All employees are eligible for employer-matching contributions as soon as they join the Plan. New employees are automatically enrolled in the Plan after 30 days from date of hire and are eligible to receive regular matching contributions of 4% of the employee’s contribution. Regular matching contributions are made at the same time employee contributions are made, typically bi-weekly, but no less frequently than monthly.

The Plan also provides a “true-up” matching contribution after the close of each Plan year. The true-up match is an added employer contribution, if necessary to make the year’s total matching contributions equal to what they would have been on a “look-back” if all employee match eligible contributions were made as of the end of the year and matching contributions were based on the participant’s total annual eligible earnings as of the end of the year. The true-up match provides otherwise missed regular matching contributions for eligible participants caused by changes in an employee’s contribution rates during the year.

All types of matching contributions (regular and true-up) are collectively referred to as "employer contributions."

The maximum effective regular matching contribution is equal to 4.5% of a participant’s eligible earnings. The actual match rate is equal to: 100% of the participant’s first 3% of pay contributed (a 3% of pay match), plus 50% of the participant’s next 3% of pay contributed (a 1.5% of pay match). The company match rate applies to pre-tax, Roth contributions and catch-up contributions – to the extent those contributions are part of an employee’s first 6% of pay contributed.

In addition to providing regular and true-up contributions, the Plan also provides discretionary profit sharing contributions. The Plan Sponsor approved a dollar for dollar match on the first half percent (0.5%) and one percent (1%) of eligible pay in 2019 and 2018, respectively, subject to the Company achieving certain performance goals in 2019 and 2018. The performance goals were satisfied and the Company made matching contributions equal to $17.1 million in the first quarter of 2020 and $32.2 million in the first quarter of 2019.

8

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Rollover Contributions

The Plan may accept rollover contributions. Rollover contributions represent distributions received from other “eligible retirement plans,” as defined in IRC section 401(a)(31)(E). Distributions from other plans are subject to certain conditions to be eligible for rollover into the Plan.

Participant Accounts

Each participant’s account is credited with the participant’s contribution, the employer contribution and investment earnings, net of expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account balance.

Vesting

Employee contributions and related investment earnings are fully vested at all times.

Employer contributions and related investment earnings become fully vested upon completion of two years of service. Employer contributions made at any time and related investment earnings become fully vested earlier when an employee reaches age 65; dies; becomes totally and permanently disabled; or continues to be employed by a participating Cigna company that is sold and does not maintain a successor plan. Early vesting also would occur if Cigna discontinues matching contributions or terminates the Plan.

Participants earn a year of vesting service if they have at least 1,000 hours of service during the calendar year.

Forfeitures

Forfeited amounts may be used to reduce future employer contributions and to offset certain plan expenses (other than routine administrative expenses) as determined by the Plan Administrator. Employer contributions were reduced by forfeited amounts of approximately $0.9 million in 2019.

Notes Receivable

The notes receivable amount represents the unpaid principal balance on unpaid loans. The Plan permits participants to borrow a portion of their vested Plan account, subject to certain limitations, including restriction of post-2009 Cigna employer contributions, at an annual rate of interest with a specified repayment period. The minimum amount that may be borrowed is $1,000; the maximum total loan amount is the lesser of $50,000 or 50% of the participant’s vested account balance. A participant may have no more than two outstanding loans. Loan terms range from 12 to 60 months or up to 120 months if the loan is used to buy or build a participant’s primary residence. The annual interest rate for a Plan loan is 2% plus the yield of actively traded U.S. Treasury securities, adjusted by the U.S. Treasury Department to 3-year or 7-year constant maturities. The maximum Plan loan interest rate is the bank prime loan rate that is in effect on the same date that the applicable Treasury rate is determined. Loan interest rates remain fixed during the term of the loan. The loan is secured by the participant’s vested account balance. PRIAC charges the participant a $50 fee to process Plan loans and a $25 annual loan maintenance fee for new loans initiated after March 29, 2018. At December 31, 2019, loan interest rates ranged from 2.36% to 11.00%.

9

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Payment of Benefits

Participants may withdraw funds subject to the requirements of the Plan. Upon termination of employment for any reason, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested account balance, monthly installments over a period of years, an annuity, or a combination of these forms of payment. If the participant’s vested account balance is more than $1,000 but not more than $5,000 and the participant does not agree within 80 days to accept a lump sum, the amount will automatically be rolled over to an Individual Retirement Account or Individual Retirement Annuity (IRA) sponsored by a Prudential Retirement affiliate. The IRA will be invested in an investment product designed to preserve principal and provide a reasonable rate of return and liquidity. All related expenses will be charged to the IRA. If a Plan participant with a balance greater than $5,000 terminates and does not withdraw funds, the account becomes inactive. Inactive plan participants can request withdrawals at any time. Also, when a participant reaches age 70 ½, required minimum distributions must be made in accordance with IRS formulas. To the extent a participant’s account is invested in Cigna common stock, the participant may elect to receive such amounts in shares.

Plan Expenses

Administrative expenses and certain investment management fees are reported separately, and participant accounts are directly charged, on a quarterly basis, with the same administrative fee regardless of their investment options. Effective April 1, 2018, the annual administrative fee was 0.025% of the participant’s account balance up to a maximum of $175.

Brokers’ commissions resulting from buying or selling Cigna common stock are paid from the participants’ account balances and are reflected as a reduction of investment income in these financial statements. Fees related to pooled separate accounts and underlying fund investments are netted against investment returns of each pooled separate account. Other costs associated with the operation of the Plan, including trustee and legal fees, are paid by Cigna.

Plan Termination

Cigna intends to continue the Plan indefinitely but reserves the right to discontinue employer contributions or terminate the Plan in whole or in part at any time prior to that. If contributions are discontinued or the Plan is terminated, affected participants will become fully vested. Upon Plan termination, net assets of the Plan will be distributed in the manner Cigna elects in accordance with the Plan document and in accordance with ERISA and its related regulations.

Note 2 - Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (GAAP). Amounts recorded in the financial statements reflect management’s estimates and assumptions that affect the reported amount of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements. Significant estimates are discussed throughout these Notes; however, actual results could differ from those estimates.

10

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Valuation of Investments and Income Recognition

Except for the fully benefit-responsive benefit investment contracts, which are valued at contract value, plan investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of Cigna common stock is based upon its quoted market price. Fair value of pooled separate accounts is measured by the net unit value, which is based on the fair value of the underlying assets of the account.

Purchases and sales of securities are recorded on a trade-date basis. Interest is recognized when earned. Dividends are recognized on the ex-dividend date. Net appreciation or depreciation includes realized gains and losses on investments that were both purchased and sold during the period as well as unrealized appreciation or depreciation of the investments held at year end.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Payment of Benefits

Benefits are recorded when paid.

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement," which is part of the FASB disclosure framework project to improve the effectiveness of disclosures in the notes to the financial statements. The amendments in the new guidance remove, modify and add certain disclosure requirements related to fair value measurements covered in Topic 820, "Fair Value Measurement." The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for either the entire standard or only the requirements that modify or eliminate the disclosure requirements, with certain requirements applied prospectively, and all other requirements applied retrospectively to all periods presented. As such, management elected to early adopt all of ASU 2018-13 effective January 1, 2019 with no material impact to the Plan.

Note 3 – Plan Mergers

On December 31, 2019, the Express Scripts, Inc. 401(k) Plan (Express Scripts Plan) was merged into the Plan. In connection with this merger, approximately $2.9 billion in assets were transferred from the Express Scripts Plan into the Plan. These assets were deposited into individual accounts on December 31, 2019 according to the participant investment allocations. Beginning on January 1, 2020, participants were eligible to make contributions and receive matching contributions.

11

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

In addition, approximately $48.6 million of outstanding loans taken by Express Scripts Plan participants were transferred into the Plan on December 31, 2019. These loans were not required to be reamortized at the time of the plan merger.

The Plan retained the vesting periods of the participants of the Express Scripts Plan and preserved all of their contributions from the Express Scripts Plan. No benefit payments were made by the Plan to the participants of the Express Scripts Plan during 2019.

Note 4 - Fair Value Measurements

Accounting Standards Codification 820, Fair Value Measurements and Disclosures, provides a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value, as follows: Level 1, which refers to securities valued using unadjusted quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Financial Assets Carried at Fair Value

The following table provides information as of December 31, 2019 and 2018 about the Plan’s financial assets carried at fair value on a recurring basis.

2019	Quoted Prices		Significant
	in Active		Other
	Markets for		Observable
	Identical Assets		Inputs
(In thousands)	(Level 1)	(Level 2)		Total
Assets at fair value:
Common stock	$891,882	$		$891,882
Pooled separate accounts:
Fixed maturities			216,956	216,956
Equity securities			5,547,133	5,547,133
Total assets at fair value	$891,882		$5,764,089	$6,655,971

2018	Quoted Prices		Significant
	in Active		Other
	Markets for		Observable
	Identical Assets		Inputs
(In thousands)	(Level 1)	(Level 2)		Total
Assets at fair value:
Common stock	$869,031	$		$869,031
Pooled separate accounts:
Fixed maturities			134,890	134,890
Equity securities			2,723,055	2,723,055
Total assets at fair value	$869,031		$2,857,945	$3,726,976

12

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Note 5 – Financial Assets Carried at Contract Value

The Plan’s Fixed Income Fund is supported by four separate fully benefit-responsive investment contracts, including a traditional investment contract and three synthetic investment contracts. The Fixed Income Fund is a “fund of funds”, and blends the crediting rates of the individual investment contracts to create a single melded crediting rate for the Fixed Income Fund. The melded rate approximates the rates of the supporting investment contracts and is utilized for Plan accounting purposes only. While PRIAC does not guarantee, support or otherwise back the melded book value, participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at their melded book value.

The Plan transacts with each of the four separate contract issuers at contract value. These contracts meet the fully benefit-responsive investment contract criteria and therefore are reported at their contract value in the statements of net assets available for benefits. Contract value is the relevant measure for fully benefit-responsive investment contracts because this is the amount received by the Plan if participants were to initiate permitted transactions. Contract value represents contributions made under each contract, plus earnings, less withdrawals, and administrative expenses.

The following represents the disaggregation of contract value between types of investment contracts held by the Plan.

	As of December 31,
(In thousands)	2019	2018
Financial assets at contract value:
Traditional investment contract	$783,714	$530,464
Synthetic investment contracts	2,308,159	1,556,064
Total	$3,091,873	$2,086,528

The key difference between a synthetic investment contract and a traditional investment contract is that the Plan owns the underlying assets of the synthetic investment contract. A synthetic investment contract includes a wrapper contract, which is an agreement for the wrap issuer insurance company, to make payments to the Plan in certain circumstances. The wrapper contract typically includes certain conditions and limitations on the underlying assets owned by the Plan. With traditional investment contracts, the Plan owns only the contract itself and there are no reserves against contract value for the credit risk of the contract issuer.

Synthetic and traditional investment contracts are designed to accrue interest based on crediting rates established by the contract issuers. The synthetic investment contracts held by the Plan include three wrapper contracts with the Prudential Insurance Company of America (PICA), Voya Retirement Insurance and Annuity Company (VRIAC), and Massachusetts Mutual Life Insurance Company (MassMutual), each of which provide a guarantee that their crediting rate will not fall below 0 percent. Assets supporting these contracts are comprised of diversified fixed income securities. Cash flow volatility (for example, timing of benefit payments) as well as asset underperformance can be passed through to the Plan through adjustments to future contract crediting rates. Crediting rates are reviewed not less than annually for resetting, and any adjustments can then be passed through to participants, which would generally be performed through updating of the crediting rate for the Fixed Income Fund in order to bring the melded book value of the participants in line with the Plan’s cumulative contract value on the four underlying fully benefit-responsive investment contracts.

13

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

The traditional investment contract held by the Plan is a guaranteed investment contract with PRIAC. The contract issuer is contractually obligated to repay the principal and interest at a specified interest rate that is guaranteed to the Plan. The crediting rate is based on a formula established by the contract issuer but may not be less than 0 percent and is reviewed not less than annually for resetting.

The Plan’s ability to receive amounts due in accordance with fully benefit-responsive investment contracts is dependent on the third-party issuer’s ability to meet its financial obligations. The issuer’s ability to meet its contractual obligations may be affected by future economic and regulatory developments.

Certain events might limit the ability of the Plan to transact at contract value with the contract issuer. These events may be different under each contract. Examples of such events include the following:

1.	The Plan’s failure to qualify under Section 401(a) of the Internal Revenue Code or the failure of the trust to be tax-exempt under Section 501(a) of the Internal Revenue Code;
2.	Premature termination of the contracts;
3.	Plan termination or merger;
4.	Changes to the Plan’s prohibition on competing investment options;
5.	Bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spinoffs of a subsidiary) that significantly affect the Plan’s normal operations;
6.	Bankruptcy of PRIAC, the contract issuer to the traditional investment contract.

Note that if these certain events were to occur, the Plan may not be able to transact at contract value with the contract issuers and may elect to reflect any difference between market value and contract value by adjusting participants’ melded book value in the Fixed Income Fund. It is possible that under such events participants’ melded book value may decrease, however, the Plan Sponsor does not believe it is probable that such events will occur.

Note 6 - Tax Status

The Plan's design and current operations are consistent with all IRS requirements for tax exemption.  This was confirmed by the IRS through the issuance to Cigna of a favorable Determination Letter dated March 27, 2018.  The Plan has been amended since receiving the determination letter; however, the plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. The Plan may be subject to IRS audit but there is no such audit currently in progress, nor has there been one in the recent past. Tax years that remain open and subject to an audit based on IRS general procedures are 2016 to 2019.

Accounting principles generally accepted in the United States of America require the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. As of December 31, 2019 and 2018, there were no uncertain positions taken that had an effect on the Plan financial statements or that required disclosure.

14

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Note 7 - Related Party Transactions and Party in Interest Transactions

The Plan invests in Cigna common stock. During the year ended December 31, 2019, the Plan purchased shares of Cigna common stock for approximately $47.5 million and sold shares of Cigna common stock for approximately $84.3 million. The Cigna Stock Fund experienced net appreciation of approximately $59.6 million for the year ended December 31, 2019.

The Plan also invests in pooled separate accounts and fully benefit-responsive investment contracts, which are administered by PRIAC, the Plan’s third party administrator and record-keeper. Activity reported by PRIAC for these investments qualify as party in interest transactions. Fees incurred by the Plan for administrative services are included in Plan expenses and totaled $1.4 million in 2019. These have been paid directly to PRIAC.

Following the completion of the merger in 2018, Express Scripts, Inc. (ESI) became a wholly-owned subsidiary of Cigna Corp.  ESI sponsored a 401(K) plan for its employees.  See Note 3 – Plan Mergers for additional details.

Note 8 – Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks, including credit risk on fully benefit-responsive investment contracts. Credit risk exists for these contracts because there are no reserves by the insurance company against the contract value disclosed, other than the underlying assets of the synthetic investment contracts, which the Plan owns. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

Note 9 – Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2019.

Net Assets available for benefits per the Statements of Net Assets Available for Benefits	$9,926,207	$5,958,762
Difference between contract value and current value on fully benefit-responsive contracts (a)	(3,949)	(34,719)
Net Assets available for benefits per the Form 5500	$9,922,258	$5,924,043

(a) Fully benefit-responsive contracts are required to be carried at contract value in the Statements of Net Assets Available for Benefits.

15

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Note 10 – Subsequent Event

In March 2020, the World Health Organization categorized Coronavirus Disease 2019 ("COVID-19") as a pandemic, and the President of the United States declared the COVID-19 outbreak a national emergency. The COVID-19 pandemic has led to volatility in financial markets and has affected, and may continue to affect, the market price of Cigna common stock and other Plan assets. The potential economic impact brought by, and the duration of, COVID-19 is difficult to assess or predict and will depend on future developments that are highly uncertain and cannot be predicted.

The Plan has implemented certain requirements of the Setting Every Community Up for Retirement Enhancement Act of 2019 (the SECURE Act) and optional features of the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act), which provisions change the Plan to, among others, allow certain eligible individuals to receive coronavirus-related relief for loan repayment, suspend required minimum distributions, and delay the commencement date for required minimum distributions. Written amendments to the Plan to reflect these operational changes will be adopted at a later date in accordance with applicable law and IRS guidance.

No other subsequent events were identified through June 26, 2020, the date these financial statements were issued.

16

SUPPLEMENTAL SCHEDULE

CIGNA 401(k) PLAN

FORM 5500 SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS
(HELD AT END OF YEAR)

As of December 31, 2019
(In thousands)

	Identity of issue, borrower, lessor or similar party	Description of investment including maturity date, rate of interest, collateral, par or maturity value				Current Value
*Cigna	CIGNA COMMON STOCK	Common Stock				$891,882

*PRIAC	DRYDEN S&P 500 INDEX	Pooled Separate Account				$1,898,141

*PRIAC	LARGE CAP BLEND FUND	Pooled Separate Account				$598,240

*PRIAC	MID CAP BLEND FUND	Pooled Separate Account				$399,451

*PRIAC	SMALL CAP BLEND FUND	Pooled Separate Account				$331,150

*PRIAC	INTERNATIONAL STOCK FUND	Pooled Separate Account				$171,836

*PRIAC	BLACKROCK EXTENDED EQUITY MARKET INDEX FUND	Pooled Separate Account				$936,220

*PRIAC	ALL WORLD EX FUND	Pooled Separate Account				$1,144,603

*PRIAC	US TOTAL STOCK FUND	Pooled Separate Account				$67,491

*PRIAC	PRUDENTIAL INVESTMENT MANAGEMENT, INC. HIGH YIELD BOND FUND	Pooled Separate Account				$216,957

*PRIAC	GUARANTEED LONG TERM FUND (CONTRACT INTEREST RATE: 3.80%)	General Account Contract				$783,714

VOYA	CIGNA STABLE VALUE FUND (CONTRACT INTEREST RATE: 2.22%)	Synthetic Contract				$1,042,944

*PICA	PRUDENTIAL STABLE VALUE FUND (CONTRACT INTEREST RATE: 2.76%):	Synthetic Contract
	COMMERCIAL MORTGAGE SEPARATE ACCOUNT	Separate Account				$84,745
	PRIVEST SEPARATE ACCOUNT	Separate Account				$85,789
	AMERICREDIT AUTOMOBILE RECEI	Asset-backed security	3.13%	DUE	02/18/2025	204
	AMERICREDIT AUTOMOBILE RECEI	Asset-backed security	3.36%	DUE	02/18/2025	308
	AMERICREDIT AUTOMOBILE RECEIV	Asset-backed security	2.74%	DUE	04/18/2025	504
	AMERICREDIT AUTOMOBILE RECEIV	Asset-backed security	2.32%	DUE	07/18/2025	897
	AVIS BUDGET RENTAL CAR FUNDING	Asset-backed security	3.70%	DUE	09/20/2024	520
	AVIS BUDGET RENTAL CAR FUNDING	Asset-backed security	4.00%	DUE	03/20/2025	422
	AVIS BUDGET RENTAL CAR FUNDING	Asset-backed security	3.35%	DUE	09/22/2025	825
	AVIS BUDGET RENTAL CAR FUNDING	Asset-backed security	2.36%	DUE	03/20/2026	1,090
	CITIBANK CREDIT CARD ISSUANCE	Asset-backed security	2.41%	DUE	04/22/2026	201
	CITIBANK CREDIT CARD ISSUANCE	Asset-backed security	3.96%	DUE	10/15/2030	1,887
	COMMONBOND STUDENT LOAN T	Asset-backed security	3.21%	DUE	02/25/2044	328
	DISCOVER CARD MASTER TRUST	Asset-backed security	2.53%	DUE	10/15/2026	305
	DRIVE AUTO RECEIVABLES TRUST	Asset-backed security	2.65%	DUE	02/15/2024	403

ENTERPRISE FLEET FINANCING LLC	Asset-backed security	2.13%	DUE	07/20/2022	27
ENTERPRISE FLEET FINANCING LLC	Asset-backed security	2.13%	DUE	07/20/2022	18
ENTERPRISE FLEET FINANCING LLC	Asset-backed security	1.97%	DUE	01/20/2023	45
FORD CREDIT FLOORPLAN MASTER	Asset-backed security	2.48%	DUE	09/15/2024	404
FORD CREDIT FLOORPLAN MASTER	Asset-backed security	3.06%	DUE	04/15/2026	413
FORD CREDIT AUTO LEASE TRUST	Asset-backed security	2.36%	DUE	03/15/2029	1,107
FORD CREDIT AUTO OWNER TRUST F	Asset-backed security	3.19%	DUE	07/15/2031	312
FORD CREDIT AUTO OWNER TRUST F	Asset-backed security	3.19%	DUE	07/15/2031	416
GMF FLOORPLAN OWNER REVOLVING	Asset-backed security	2.31%	DUE	01/18/2022	600
GM FINANCIAL SECURITIZED TERM	Asset-backed security	3.62%	DUE	06/17/2024	103
DRB PRIME STUDENT LOAN TRUST	Asset-backed security	2.81%	DUE	11/25/2042	241
LAUREL ROAD PRIME STUDENT LOA	Asset-backed security	3.54%	DUE	05/26/2043	586
MMAF EQUIPMENT FINANCE LLC	Asset-backed security	2.41%	DUE	08/16/2024	201
MMAF EQUIPMENT FINANCE LLC	Asset-backed security	2.72%	DUE	06/15/2040	507
MMAF EQUIPMENT FINANCE LLC	Asset-backed security	2.29%	DUE	11/12/2041	691
NAVIENT STUDENT LOAN TRUST	Asset-backed security	4.00%	DUE	12/15/2059	518
NAVIENT STUDENT LOAN TRUST	Asset-backed security	3.19%	DUE	02/18/2042	906
NAVIENT STUDENT LOAN TRUST	Asset-backed security	3.13%	DUE	02/15/2068	603
NEW RESIDENTIAL MORTGAGE LOAN	Asset-backed security	4.00%	DUE	12/25/2057	311
NORTH CAROLINA STATE EDUCATION	Asset-backed security	2.74%	DUE	07/25/2036	496
ONEMAIN DIRECT AUTO RECEIVABLE	Asset-backed security	2.55%	DUE	11/14/2023	1,001
ONEMAIN DIRECT AUTO RECEIVABLE	Asset-backed security	2.82%	DUE	07/15/2024	301
ONEMAIN DIRECT AUTO RECEIVAB	Asset-backed security	3.63%	DUE	09/14/2027	1,544
ONEMAIN FINANCIAL ISSUANCE TR	Asset-backed security	2.54%	DUE	09/14/2032	406
ONEMAIN FINANCIAL ISSUANCE TR	Asset-backed security	2.54%	DUE	09/14/2032	81
ONEMAIN DIRECT AUTO RECEIVAB	Asset-backed security	3.43%	DUE	12/16/2024	1,013
SANTANDER DRIVE AUTO RECEIVA	Asset-backed security	3.81%	DUE	12/16/2024	710
SANTANDER DRIVE AUTO RECEIVABL	Asset-backed security	2.49%	DUE	10/15/2025	502
SOCIAL PROFESSIONAL LOAN PROG	Asset-backed security	3.60%	DUE	02/25/2048	2,261
SOCIAL PROFESSIONAL LOAN PROGR	Asset-backed security	2.84%	DUE	01/25/2041	1,008
SOCIAL PROFESSIONAL LOAN PROGR	Asset-backed security	2.37%	DUE	11/16/2048	687
SPRINGFIELD FUNDING TRUST	Asset-backed security	2.90%	DUE	11/15/2029	84
SPRINGFIELD FUNDING TRUST	Asset-backed security	2.68%	DUE	07/15/2030	200
TOWD POINT MORTGAGE TRUST	Asset-backed security	3.75%	DUE	03/25/2058	759
TOWD POINT MORTGAGE TRUST	Asset-backed security	2.79%	DUE	12/25/2048	286
TOYOTA AUTO LOAN EXTENDED	Asset-backed security	2.56%	DUE	11/25/2031	1,523
WORLD OMNI SELECT AUTO TRUST	Asset-backed security	3.68%	DUE	07/15/2023	537

WORLD OMNI SELECT AUTO TRUST	Asset-backed security	3.86%	DUE	01/15/2025	755
BBCCRE TRUST	Collateralized Mortgage Obligation	3.97%	DUE	08/10/2033	1,066
BARCLAYS COMMERCIAL MORTGAGE S	Collateralized Mortgage Obligation	2.94%	DUE	08/14/2036	907
BANK	Collateralized Mortgage Obligation	3.29%	DUE	07/15/2060	146
BANK	Collateralized Mortgage Obligation	2.77%	DUE	11/15/2054	709
BANK	Collateralized Mortgage Obligation	3.09%	DUE	09/15/2060	1,233
BANK	Collateralized Mortgage Obligation	3.09%	DUE	09/15/2060	565
BENCHMARK MORTGAGE TRUST	Collateralized Mortgage Obligation	2.67%	DUE	12/15/2072	2,010
BENCHMARK MORTGAGE TRUST	Collateralized Mortgage Obligation	3.75%	DUE	04/10/2051	1,427
CD COMMERCIAL MORTGAGE TRUST	Collateralized Mortgage Obligation	3.49%	DUE	08/15/2051	1,247
CD MTG	Collateralized Mortgage Obligation	2.46%	DUE	08/10/2049	1,198
CFCRE COMMERCIAL MORTGAGE TRUS	Collateralized Mortgage Obligation	3.59%	DUE	12/10/2054	636
COMM MORTGAGE TRUST	Collateralized Mortgage Obligation	4.05%	DUE	10/10/2046	264
COMM MORTGAGE TRUST	Collateralized Mortgage Obligation	4.05%	DUE	10/10/2046	475
COMM MORTGAGE TRUST	Collateralized Mortgage Obligation	3.69%	DUE	03/10/2047	1,576
COMMERICAL MORTGAGE TRUST	Collateralized Mortgage Obligation	3.43%	DUE	08/10/2048	2,617
COMMERICAL MORTGAGE TRUST	Collateralized Mortgage Obligation	2.83%	DUE	10/10/2049	1,117
CSAIL 18 CX12	Collateralized Mortgage Obligation	4.16%	DUE	08/15/2051	1,849
CSAIL COMMERCIAL MORTGAGE	Collateralized Mortgage Obligation	2.72%	DUE	12/15/2052	1,998
'COMM MORTGAGE TRUST	Collateralized Mortgage Obligation	3.35%	DUE	02/10/2048	1,250
CSMC 18 RPL9	Collateralized Mortgage Obligation	3.85%	DUE	09/25/2057	1,736
COMM MORTGAGE TRUST	Collateralized Mortgage Obligation	2.69%	DUE	08/15/2057	2,162
CITIGROUP COMMERCIAL MORTGAGE	Collateralized Mortgage Obligation	2.58%	DUE	08/10/2049	1,207
CITIGROUP COMMERCIAL MORTGAGE	Collateralized Mortgage Obligation	2.58%	DUE	08/10/2049	1,207
CITIGROUP COMMERCIAL MORTGAGE	Collateralized Mortgage Obligation	3.46%	DUE	12/10/2049	636
CGCMT	Collateralized Mortgage Obligation	3.11%	DUE	09/15/2050	1,235
CITIGROUP COMMERCIAL MORTGAGE	Collateralized Mortgage Obligation	3.96%	DUE	03/10/2051	1,288
CBSLT 17 BGS	Collateralized Mortgage Obligation	2.68%	DUE	09/25/2042	379
DEUTSCHE BANK COMMERCIAL MTG	Collateralized Mortgage Obligation	2.63%	DUE	09/10/2049	1,866
CITIGROUP COMMERCIAL MORTGAGE	Collateralized Mortgage Obligation	3.52%	DUE	09/10/2058	1,579
FNMA	Collateralized Mortgage Obligation	3.03%	DUE	11/25/2025	1,187
FNMA	Collateralized Mortgage Obligation	2.48%	DUE	03/25/2026	275
FNMA	Collateralized Mortgage Obligation	2.37%	DUE	07/25/2026	604

FNMA	Collateralized Mortgage Obligation	2.37%	DUE	07/25/2026	201
FNMA	Collateralized Mortgage Obligation	2.25%	DUE	07/25/2026	797
FNMA	Collateralized Mortgage Obligation	2.50%	DUE	10/25/2026	202
FNMA	Collateralized Mortgage Obligation	2.50%	DUE	10/25/2026	292
FNMA ACES	Collateralized Mortgage Obligation	2.36%	DUE	09/25/2026	996
FNMA ACES	Collateralized Mortgage Obligation	2.36%	DUE	09/25/2026	1,096
FNMA	Collateralized Mortgage Obligation	2.56%	DUE	09/25/2026	1,106
FNMA	Collateralized Mortgage Obligation	2.96%	DUE	02/25/2027	3,002
FNMA	Collateralized Mortgage Obligation	2.67%	DUE	12/25/2026	3,146
FNMA ACES	Collateralized Mortgage Obligation	2.74%	DUE	04/25/2029	2,918
FNMA ACES	Collateralized Mortgage Obligation	2.90%	DUE	01/25/2028	961
FNMA ACES	Collateralized Mortgage Obligation	3.00%	DUE	01/25/2028	1,402
FNMA ACES	Collateralized Mortgage Obligation	3.00%	DUE	01/25/2028	5,192
FNMA ACES	Collateralized Mortgage Obligation	3.05%	DUE	11/25/2027	633
FNMA	Collateralized Mortgage Obligation	3.15%	DUE	03/25/2028	5,421
FANNIEMAE CES	Collateralized Mortgage Obligation	3.44%	DUE	09/25/2027	1,108
FANNIEMAE CES	Collateralized Mortgage Obligation	3.50%	DUE	07/25/2028	403
FANNIEMAE CES	Collateralized Mortgage Obligation	3.50%	DUE	07/25/2028	1,629
FNMA	Collateralized Mortgage Obligation	3.82%	DUE	03/25/2030	1,193
FNMA ACES	Collateralized Mortgage Obligation	3.01%	DUE	06/25/2028	3,041
FANNIE MAE	Collateralized Mortgage Obligation	2.14%	DUE	09/25/2029	2,129
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.60%	DUE	01/25/2028	2,712
FREDDIE MAC	Collateralized Mortgage Obligation	3.50%	DUE	10/15/2045	897
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.25%	DUE	09/25/2027	53
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.25%	DUE	09/25/2027	2,484
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.29%	DUE	11/25/2027	2,499
FHLMC	Collateralized Mortgage Obligation	3.50%	DUE	12/25/2027	1,880
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.34%	DUE	04/25/2028	1,257
FHLMC	Collateralized Mortgage Obligation	3.75%	DUE	11/25/2032	879
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.85%	DUE	05/25/2028	1,024
FHLMC	Collateralized Mortgage Obligation	3.85%	DUE	05/25/2028	197
FHLMC	Collateralized Mortgage Obligation	3.92%	DUE	06/25/2028	634
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.93%	DUE	06/25/2028	1,240

FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.99%	DUE	07/25/2028	2,376
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.99%	DUE	05/25/2033	2,922
FHLMC MULTIFAMILY STRUCTURED	Collateralized Mortgage Obligation	3.90%	DUE	08/25/2028	2,640
FHLMC MULTIFAMILY STRUCTURED	Collateralized Mortgage Obligation	3.92%	DUE	09/25/2028	1,436
FHLMC MULTIFAMILY STRUCTURED	Collateralized Mortgage Obligation	3.88%	DUE	10/25/2028	2,418
FHLMC MULTIFAMILY STRUCTURED P	Collateralized Mortgage Obligation	3.49%	DUE	02/25/2052	1,558
FREDDIE MAC SCRT	Collateralized Mortgage Obligation	3.50%	DUE	08/25/2058	1,541
GS MORTGAGE SECURITIES TRUST	Collateralized Mortgage Obligation	3.52%	DUE	06/10/2047	1,113
GSMS 17 GS7	Collateralized Mortgage Obligation	3.20%	DUE	08/10/2050	1,037
JP MORGAN CHASE COMMERCIAL MTG	Collateralized Mortgage Obligation	2.63%	DUE	08/15/2049	1,409
JPMBB COMMERCIAL MORTGAGE SEC	Collateralized Mortgage Obligation	3.23%	DUE	01/15/2048	1,867
JPMBB COMMERCIAL MORTGAGE SEC	Collateralized Mortgage Obligation	3.55%	DUE	07/15/2048	1,211
METLIFE SECURITIZATION TRUST	Collateralized Mortgage Obligation	3.75%	DUE	03/25/2057	256
MILL CITY MORTGAGE TRUST	Collateralized Mortgage Obligation	2.75%	DUE	01/25/2061	416
MILL CITY MORTGAGE TRUST	Collateralized Mortgage Obligation	3.25%	DUE	10/25/2069	321
MORGAN STANLEY BAML TRUST	Collateralized Mortgage Obligation	3.46%	DUE	12/15/2049	633
MORGAN STANLEY BAML TRUST	Collateralized Mortgage Obligation	3.08%	DUE	03/15/2048	473
MORGAN STANLEY BAML TRUST	Collateralized Mortgage Obligation	3.08%	DUE	03/15/2048	658
MORGAN STANLEY BAML TRUST	Collateralized Mortgage Obligation	2.73%	DUE	11/15/2049	608
MORGAN STANLEY CAPITAL I TRUST	Collateralized Mortgage Obligation	2.53%	DUE	08/15/2049	600
NEW RESIDENTIAL MORTGAGE LOA	Collateralized Mortgage Obligation	2.54%	DUE	01/25/2048	513
TOWD POINT MORTGAGE TRUST	Collateralized Mortgage Obligation	2.39%	DUE	02/25/2057	508
TOWD POINT MORTGAGE TRUST	Collateralized Mortgage Obligation	3.00%	DUE	01/28/2058	560
UBS COMMERCIAL MORTGAGE TRUST	Collateralized Mortgage Obligation	3.90%	DUE	02/15/2051	1,285
UBS COMMERCIAL MORTGAGE TRUST	Collateralized Mortgage Obligation	4.31%	DUE	06/15/2051	2,719
UBS BARCLAYS COMMERCIAL MORTGA	Collateralized Mortgage Obligation	2.73%	DUE	08/10/2049	8
UBS COMMERCIAL MORTGAGE TRUST	Collateralized Mortgage Obligation	3.87%	DUE	07/15/2051	1,280
WF RBS COMMERCIAL MORTGAGE T	Collateralized Mortgage Obligation	2.88%	DUE	03/15/2048	1,750
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	3.19%	DUE	02/15/2048	2,038
WELLS FARGO COMMERCIAL MTG	Collateralized Mortgage Obligation	2.67%	DUE	07/15/2048	1,316
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	2.40%	DUE	08/15/2049	1,193
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	2.68%	DUE	10/15/2049	1,215
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	2.81%	DUE	11/15/2059	612

WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	3.52%	DUE	12/15/2049	637
WELLS FARGO COMMERCIAL MTG	Collateralized Mortgage Obligation	3.39%	DUE	11/15/2050	1,257
WELLS FARGO COMMERCIAL MORTGAG	Collateralized Mortgage Obligation	3.89%	DUE	08/15/2051	1,803
COMM 2014 UBS2	CMO-CMBS	3.96%	DUE	03/10/2047	997
COMM 2014 UBS2	CMO-CMBS	3.96%	DUE	03/10/2047	1,475
AEP TEXAS INC	Corporate Bond	3.95%	DUE	06/01/2028	625
AEP TRANSMISSION CO LLC	Corporate Bond	3.10%	DUE	12/01/2026	57
AT&T INC	Corporate Bond	4.12%	DUE	02/17/2026	786
AT&T INC	Corporate Bond	4.35%	DUE	03/01/2029	2,503
AT&T INC	Corporate Bond	3.80%	DUE	02/15/2027	128
ABBVIE INC	Corporate Bond	3.60%	DUE	05/14/2025	581
ABBVIE INC	Corporate Bond	3.60%	DUE	05/14/2025	211
ABBVIE INC	Corporate Bond	3.60%	DUE	05/14/2025	465
ABBVIE INC	Corporate Bond	3.60%	DUE	05/14/2025	1,056
ABBVIE INC	Corporate Bond	3.20%	DUE	11/21/2029	631
ABBVIE INC	Corporate Bond	3.20%	DUE	11/21/2029	2,060
ALIMENTATION COUCHE TARD	Corporate Bond	3.55%	DUE	07/26/2027	483
ALLIANT ENERGY FINANCE	Corporate Bond	3.75%	DUE	06/15/2023	626
AMEREN ILLINOIS	Corporate Bond	3.80%	DUE	05/15/2028	687
AMERICAN EXPRESS CO	Corporate Bond	3.40%	DUE	02/27/2023	976
AMERICAN EXPRESS CO	Corporate Bond	3.38%	DUE	05/17/2021	15
AMERICAN EXPRESS CO	Corporate Bond	3.38%	DUE	05/17/2021	932
AMERICAN EXPRESS CO	Corporate Bond	3.70%	DUE	08/03/2023	852
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.12%	DUE	02/15/2024	967
ARCH CAPITAL FINANCE LLC	Corporate Bond	4.01%	DUE	12/15/2026	55
ARCH CAPITAL FINANCE LLC	Corporate Bond	4.01%	DUE	12/15/2026	1,098
BAT CAPITAL CORP	Corporate Bond	2.76%	DUE	08/15/2022	1,005
BB&T CORPORATION	Corporate Bond	3.20%	DUE	09/03/2021	805
BMW US CAPITAL LLC	Corporate Bond	2.25%	DUE	09/15/2023	546
BNP PARIBAS	Corporate Bond	4.38%	DUE	09/28/2025	215
BANCO SANTANDER SA	Corporate Bond	3.85%	DUE	04/12/2023	209
BANK OF AMERICA CORP	Corporate Bond	4.12%	DUE	01/22/2024	1,263
BANK OF AMERICA CORP	Corporate Bond	4.00%	DUE	01/22/2025	384
BANK OF AMERICA CORP	Corporate Bond	4.45%	DUE	03/03/2026	604
BANK OF AMERICA CORP	Corporate Bond	4.45%	DUE	03/03/2026	686
BANK OF AMERICA CORP	Corporate Bond	2.62%	DUE	04/19/2021	1,388
BANK OF AMERICA CORP	Corporate Bond	3.82%	DUE	01/20/2028	966
BANK OF AMERICA CORP	Corporate Bond	3.82%	DUE	01/20/2028	1,288
BANK OF AMERICA CORP	Corporate Bond	3.59%	DUE	07/21/2028	74
BANK OF AMERICA CORP	Corporate Bond	3.37%	DUE	01/23/2026	314
BANK OF AMERICA CORP	Corporate Bond	3.50%	DUE	05/17/2022	413
BANK OF AMERICA CORP	Corporate Bond	3.19%	DUE	07/23/2030	662
BANK OF MONTREAL	Corporate Bond	3.30%	DUE	02/05/2024	339
BANK OF NY MELLON CORP	Corporate Bond	2.20%	DUE	08/16/2023	652
BANK OF NY MELLON CORP	Corporate Bond	2.95%	DUE	01/29/2023	211
BANQUE FED CRED MUTUEL	Corporate Bond	3.75%	DUE	07/20/2023	965
BARCLAYS PLC	Corporate Bond	3.65%	DUE	03/16/2025	442
BARCLAYS PLC	Corporate Bond	3.65%	DUE	03/16/2025	297
BARCLAYS PLC	Corporate Bond	3.68%	DUE	01/10/2023	338
BAYER US FINANCE II LLC	Corporate Bond	3.50%	DUE	06/25/2021	204
BAYER US FINANCE II LLC	Corporate Bond	3.50%	DUE	06/25/2021	443
BAYER US FINANCE II LLC	Corporate Bond	2.60%	DUE	06/25/2021	296
BNP PARIBAS	Corporate Bond	2.95%	DUE	05/23/2022	204
BNP PARIBAS	Corporate Bond	4.40%	DUE	08/14/2028	289
BOEING CO	Corporate Bond	2.95%	DUE	02/01/2030	1,111
BRISTOL MYERS SQUIBB CO	Corporate Bond	2.25%	DUE	08/15/2021	966
BRISTOL MYERS SQUIBB CO	Corporate Bond	3.45%	DUE	11/15/2027	910
BRISTOL MYERS SQUIBB CO	Corporate Bond	3.40%	DUE	07/26/2029	862
BRIXMOR OPERATING PART	Corporate Bond	3.65%	DUE	06/15/2024	1,255
BROADCOM CRP CAYMN FI	Corporate Bond	3.62%	DUE	01/15/2024	295
BROADCOM CRP CAYMN FI	Corporate Bond	3.62%	DUE	01/15/2024	285
BROADCOM INC	Corporate Bond	3.12%	DUE	04/15/2021	192
BROADCOM INC	Corporate Bond	3.12%	DUE	10/15/2022	153

BROADCOM INC	Corporate Bond	3.12%	DUE	10/15/2022	815
VIACOMCBS INC	Corporate Bond	2.50%	DUE	02/15/2023	503
CNA FINANCIAL CORP	Corporate Bond	3.95%	DUE	05/15/2024	855
CNA FINANCIAL CORP	Corporate Bond	3.95%	DUE	05/15/2024	502
CNA FINANCIAL CORP	Corporate Bond	3.95%	DUE	05/15/2024	775
CVS CAREMARK CORP	Corporate Bond	4.00%	DUE	12/05/2023	529
CVS CAREMARK CORP	Corporate Bond	5.00%	DUE	12/01/2024	829
CVS HEALTH CORP	Corporate Bond	4.10%	DUE	03/25/2025	709
CVS HEALTH CORP	Corporate Bond	4.30%	DUE	03/25/2028	1,054
CANADIAN NATURAL RESOURCES LTD	Corporate Bond	2.95%	DUE	01/15/2023	908
CAPITAL ONE NA	Corporate Bond	2.25%	DUE	09/13/2021	442
CAPITAL ONE NA	Corporate Bond	2.25%	DUE	09/13/2021	904
CATERPILLAR FINANCIAL SERVICE	Corporate Bond	1.70%	DUE	08/09/2021	439
CENTERPOINT ENERGY HOUSTON	Corporate Bond	2.40%	DUE	09/01/2026	169
CENTERPOINT ENERGY HOUSTON	Corporate Bond	3.00%	DUE	02/01/2027	960
CHARTER COMM OPT LLC CAP	Corporate Bond	4.91%	DUE	07/23/2025	551
CHARTER COMM OPT LLC CAP	Corporate Bond	4.91%	DUE	07/23/2025	440
CHARTER COMM OPT LLC CAP	Corporate Bond	4.91%	DUE	07/23/2025	187
CHARTER COMM OPT LLC CAP	Corporate Bond	4.91%	DUE	07/23/2025	496
CITIGROUP INC	Corporate Bond	3.88%	DUE	03/26/2025	370
CITIGROUP INC	Corporate Bond	4.45%	DUE	09/29/2027	386
CITIGROUP INC	Corporate Bond	4.45%	DUE	09/29/2027	744
CITIGROUP INC	Corporate Bond	2.70%	DUE	03/30/2021	1,206
CITIGROUP INC	Corporate Bond	3.40%	DUE	05/01/2026	394
CITIGROUP INC	Corporate Bond	3.40%	DUE	05/01/2026	1,366
CITIBANK NA	Corporate Bond	3.05%	DUE	05/01/2020	1,204
COLORADO INTERSTATE GAS CO LLC	Corporate Bond	4.15%	DUE	08/15/2026	179
COMCAST CORP	Corporate Bond	3.95%	DUE	10/15/2025	1,015
COMMONWEALTH EDISON CO	Corporate Bond	2.95%	DUE	08/15/2027	404
COMMONWEALTH EDISON CO	Corporate Bond	3.70%	DUE	08/15/2028	744
CONCHO RESOURCES INC	Corporate Bond	3.75%	DUE	10/01/2027	195
CONCHO RESOURCES INC	Corporate Bond	3.75%	DUE	10/01/2027	736
CONCHO RESOURCES INC	Corporate Bond	4.30%	DUE	08/15/2028	153
CONSTELLATION BRANDS INC	Corporate Bond	2.61%	DUE	11/15/2021	825
COX COMMUNICATIONS INC	Corporate Bond	3.50%	DUE	08/15/2027	2,609
CREDIT SUISSE GROUP-SPON ADR	Corporate Bond	3.00%	DUE	12/14/2023	998
CROWN CASTLE INTERNTL CORP	Corporate Bond	4.88%	DUE	04/15/2022	318
CYRUSONE LP CYRUSONE FIN	Corporate Bond	2.90%	DUE	11/15/2024	582
DTE ENERGY COMPANY	Corporate Bond	3.70%	DUE	08/01/2023	992
DAIMLER FINANCE NA LLC	Corporate Bond	3.10%	DUE	05/04/2020	216
DAIMLER FINANCE NA LLC	Corporate Bond	3.35%	DUE	05/04/2021	366
DELTA AIR LINES INC	Corporate Bond	3.62%	DUE	03/15/2022	348
DELTA AIR LINES INC	Corporate Bond	3.62%	DUE	03/15/2022	819
DELTA AIR LINES INC	Corporate Bond	2.88%	DUE	03/13/2020	125
DELTA AIR LINES INC	Corporate Bond	3.40%	DUE	04/19/2021	563
DEUTSCHE BANK NY	Corporate Bond	4.25%	DUE	02/04/2021	178
DEUTSCHE BANK NY	Corporate Bond	4.25%	DUE	02/04/2021	1,524
DEXIA CREDIT LOCAL	Corporate Bond	2.25%	DUE	02/18/2020	500
DIAMONDBACK ENERGY INC	Corporate Bond	2.88%	DUE	12/01/2024	809
DIGITAL REALTY TRUST LP	Corporate Bond	3.70%	DUE	08/15/2027	842
DISCOVER BANK	Corporate Bond	3.45%	DUE	07/27/2026	338
DISCOVERY COMMUNICATIONS	Corporate Bond	3.50%	DUE	06/15/2022	514
DOLLAR TREE INC	Corporate Bond	4.00%	DUE	05/15/2025	1,107
DOMINION ENERGY INC	Corporate Bond	2.85%	DUE	08/15/2026	45
DOWDUPONT INC	Corporate Bond	3.77%	DUE	11/15/2020	167
DUKE ENERGY CORP	Corporate Bond	2.65%	DUE	09/01/2026	136
DUKE ENERGY CORP	Corporate Bond	3.15%	DUE	08/15/2027	1,067
DUKE ENERGY PROGRESS INC	Corporate Bond	3.70%	DUE	09/01/2028	502
DUKE ENERGY FLORIDA LLC	Corporate Bond	3.80%	DUE	07/15/2028	603
ERAC USA FINANCE COMPANY	Corporate Bond	3.30%	DUE	12/01/2026	541
ERAC USA FINANCE COMPANY	Corporate Bond	3.30%	DUE	12/01/2026	257
ERAC USA FINANCE COMPANY	Corporate Bond	3.30%	DUE	12/01/2026	335
EQM MIDSTREAM PARTNERS LP SERI	Corporate Bond	4.75%	DUE	07/15/2023	461
ELECTRONIC ARTS	Corporate Bond	3.70%	DUE	03/01/2021	204
EMERA US FINANCE LP	Corporate Bond	2.70%	DUE	06/15/2021	333
EMERA US FINANCE LP	Corporate Bond	3.55%	DUE	06/15/2026	519

ENERGY TRANSFER PARTNERS	Corporate Bond	4.75%	DUE	01/15/2026	1,083
ENEL FINANCE INTERNATIONAL NV	Corporate Bond	3.62%	DUE	05/25/2027	181
ENEL FINANCE INTERNATIONAL NV	Corporate Bond	3.50%	DUE	04/06/2028	297
ENEL FINANCE INTERNATIONAL NV	Corporate Bond	4.88%	DUE	06/14/2029	356
ENERGY TRANSFER PARTNERS	Corporate Bond	4.95%	DUE	06/15/2028	170
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.40%	DUE	04/01/2024	97
ENTERGY CORP	Corporate Bond	2.95%	DUE	09/01/2026	437
EQUIFAX INC	Corporate Bond	3.95%	DUE	06/15/2023	315
FLIR SYSTEMS INC	Corporate Bond	3.12%	DUE	06/15/2021	176
FMC CORP	Corporate Bond	3.45%	DUE	10/01/2029	672
FIFTH THIRD BANK	Corporate Bond	3.95%	DUE	07/28/2025	880
FORD MOTOR CREDIT CO LLC	Corporate Bond	3.20%	DUE	01/15/2021	719
FORD MOTOR CREDIT CO LLC	Corporate Bond	2.98%	DUE	08/03/2022	601
FORD MOTOR CREDIT CO LLC	Corporate Bond	3.81%	DUE	10/12/2021	581
FORD MOTOR CREDIT CO LLC	Corporate Bond	3.81%	DUE	10/12/2021	815
FORTIS INC	Corporate Bond	3.06%	DUE	10/04/2026	412
GENERAL DYNAMICS CORP	Corporate Bond	2.88%	DUE	05/11/2020	386
GENERAL MOTORS FINL CO	Corporate Bond	5.25%	DUE	03/01/2026	410
GENERAL MOTORS FINL CO	Corporate Bond	3.15%	DUE	06/30/2022	510
GENERAL MOTORS FINL CO	Corporate Bond	3.85%	DUE	01/05/2028	316
GILEAD SCIENCES	Corporate Bond	2.50%	DUE	09/01/2023	127
GOLDMAN SACHS GROUP INC	Corporate Bond	3.85%	DUE	07/08/2024	1,534
GOLDMAN SACHS GROUP INC	Corporate Bond	4.25%	DUE	10/21/2025	570
GOLDMAN SACHS GROUP INC	Corporate Bond	4.25%	DUE	10/21/2025	163
GOLDMAN SACHS GROUP INC	Corporate Bond	3.85%	DUE	01/26/2027	11
GOLDMAN SACHS GROUP INC	Corporate Bond	3.85%	DUE	01/26/2027	27
GOLDMAN SACHS GROUP INC	Corporate Bond	3.69%	DUE	06/05/2028	798
GOLDMAN SACHS GROUP INC	Corporate Bond	3.75%	DUE	02/25/2026	662
HSBC HOLDINGS PLC	Corporate Bond	2.72%	DUE	05/18/2021	786
HSBC HOLDINGS PLC	Corporate Bond	4.58%	DUE	06/19/2029	224
HUNTINGTON NATIONAL BANK	Corporate Bond	2.50%	DUE	08/07/2022	708
HUNTINGTON NATIONAL BANK	Corporate Bond	3.55%	DUE	10/06/2023	330
HUSKY ENERGY INC	Corporate Bond	4.00%	DUE	04/15/2024	369
IHS MARKIT LTD	Corporate Bond	4.12%	DUE	08/01/2023	266
IHS MARKIT LTD	Corporate Bond	4.12%	DUE	08/01/2023	170
JP MORGAN CHASE & CO	Corporate Bond	4.50%	DUE	01/24/2022	1,869
JP MORGAN CHASE & CO	Corporate Bond	3.88%	DUE	09/10/2024	723
JP MORGAN CHASE & CO	Corporate Bond	3.88%	DUE	09/10/2024	375
JP MORGAN CHASE & CO	Corporate Bond	3.90%	DUE	07/15/2025	1,188
JP MORGAN CHASE & CO	Corporate Bond	2.95%	DUE	10/01/2026	747
JPMORGAN CHASE & CO	Corporate Bond	3.51%	DUE	01/23/2029	531
JPMORGAN CHASE & CO	Corporate Bond	3.51%	DUE	01/23/2029	2,126
JEFFERIES GROUP INC	Corporate Bond	6.45%	DUE	06/08/2027	117
JPMORGAN CHASE BANK NA	Corporate Bond	3.09%	DUE	04/26/2021	753
KEURIG DR PEPPER INC	Corporate Bond	3.55%	DUE	05/25/2021	220
KEYCORP	Corporate Bond	2.90%	DUE	09/15/2020	1,359
KEYBANK NA CLEVELAND OH	Corporate Bond	3.35%	DUE	06/15/2021	766
KRAFT HEINZ FOODS CO	Corporate Bond	4.00%	DUE	06/15/2023	1,555
LYB INTERNATIONAL FINANCE BV	Corporate Bond	4.00%	DUE	07/15/2023	793
LEVEL 3 FINANCING INC	Corporate Bond	3.40%	DUE	03/01/2027	81
LEVEL 3 FINANCING INC	Corporate Bond	3.40%	DUE	03/01/2027	504
LEVEL 3 FINANCING INC	Corporate Bond	3.40%	DUE	03/01/2027	423
LINCOLN NATIONAL CORP	Corporate Bond	3.80%	DUE	03/01/2028	666
LLOYDS BANK PLC	Corporate Bond	3.30%	DUE	05/07/2021	610
LYONDELLBASELL INDUSTRIES NV	Corporate Bond	5.75%	DUE	04/15/2024	395
MPLX LP	Corporate Bond	4.88%	DUE	12/01/2024	1,033
MPLX LP	Corporate Bond	4.12%	DUE	03/01/2027	58
MPLX LP	Corporate Bond	4.00%	DUE	03/15/2028	300
MPLX LP	Corporate Bond	4.00%	DUE	03/15/2028	326
MAGNA INTERNATIONAL INC	Corporate Bond	3.62%	DUE	06/15/2024	1,052
MAGNA INTERNATIONAL INC	Corporate Bond	4.15%	DUE	10/01/2025	271
MARRIOTT INTERNATIONAL INC	Corporate Bond	2.52%	DUE	12/01/2020	813
MCKESSON CORP	Corporate Bond	3.95%	DUE	02/16/2028	283
MICROSOFT CORP	Corporate Bond	2.00%	DUE	08/08/2023	856
MID-ATLANTIC INTERSTATE	Corporate Bond	4.10%	DUE	05/15/2028	274
MITSUBISHI UFJ FINANCIAL GROUP	Corporate Bond	3.00%	DUE	02/22/2022	550

MITSUBISHI UFJ FINANCIAL GROUP	Corporate Bond	3.76%	DUE	07/26/2023	1,285
MIZUHO FINANCIAL GROUP	Corporate Bond	3.92%	DUE	09/11/2024	1,734
MONDELEZ INTERNATIONAL INC	Corporate Bond	3.00%	DUE	05/07/2020	471
MORGAN STANLEY	Corporate Bond	4.35%	DUE	09/08/2026	547
MORGAN STANLEY	Corporate Bond	4.35%	DUE	09/08/2026	273
MORGAN STANLEY	Corporate Bond	3.77%	DUE	01/24/2029	70
MORGAN STANLEY	Corporate Bond	3.88%	DUE	04/29/2024	1,302
MORGAN STANLEY	Corporate Bond	2.50%	DUE	04/21/2021	1,864
MORGAN STANLEY	Corporate Bond	3.62%	DUE	01/20/2027	623
MORGAN STANLEY	Corporate Bond	3.62%	DUE	01/20/2027	932
MOTOROLA SOLUTIONS INC	Corporate Bond	4.00%	DUE	09/01/2024	1,220
MYLAN NV	Corporate Bond	3.95%	DUE	06/15/2026	339
MYLAN NV	Corporate Bond	3.95%	DUE	06/15/2026	495
MYLAN NV	Corporate Bond	3.95%	DUE	06/15/2026	834
NATWEST MARKETS PLC	Corporate Bond	3.62%	DUE	09/29/2022	1,088
NOBLE ENERGY INC	Corporate Bond	3.90%	DUE	11/15/2024	370
ONCOR ELECTRIC DELIVERY	Corporate Bond	3.70%	DUE	11/15/2028	1,040
ONEOK INC	Corporate Bond	4.00%	DUE	07/13/2027	69
ONEOK INC	Corporate Bond	4.00%	DUE	07/13/2027	426
ORACLE CORP	Corporate Bond	2.65%	DUE	07/15/2026	665
OWENS CORNING INC	Corporate Bond	3.40%	DUE	08/15/2026	356
PNC BANK NA	Corporate Bond	4.05%	DUE	07/26/2028	856
PNC BANK NA	Corporate Bond	4.05%	DUE	07/26/2028	1,098
PENSKE TRUCK LEASING PTL	Corporate Bond	4.12%	DUE	08/01/2023	644
PETROLEOS MEXICANOS	Corporate Bond	6.38%	DUE	02/04/2021	570
PETROLEOS MEXICANOS	Corporate Bond	6.49%	DUE	01/23/2027	66
PHILLIPS 66 PARTNERS LP	Corporate Bond	3.60%	DUE	02/15/2025	786
PROVIDENCE ST JOSEPH HEALTH OB	Corporate Bond	2.75%	DUE	10/01/2026	217
PUBLIC SERVICE ELECTRIC & GAS	Corporate Bond	2.25%	DUE	09/15/2026	481
QUEST DIAGNOSTIC INC	Corporate Bond	2.95%	DUE	06/30/2030	885
REALTY INCOME CORP	Corporate Bond	3.00%	DUE	01/15/2027	926
REGIONS FINANCIAL CORP	Corporate Bond	2.75%	DUE	08/14/2022	631
ROPER TECHNOLOGIES INC	Corporate Bond	4.20%	DUE	09/15/2028	910
ROYAL BK OF SCOTLAND GRP PLC	Corporate Bond	3.88%	DUE	09/12/2023	210
ROYAL BK OF SCOTLAND GRP PLC	Corporate Bond	4.52%	DUE	06/25/2024	212
RYDER SYSTEM INC	Corporate Bond	2.50%	DUE	09/01/2022	382
RYDER SYSTEM INC	Corporate Bond	3.50%	DUE	06/01/2021	342
SP POWERASSETS LTD	Corporate Bond	3.00%	DUE	09/26/2027	335
SCHLUMBERGER INV	Corporate Bond	3.30%	DUE	09/14/2021	230
SCHLUMBERGER INV	Corporate Bond	2.40%	DUE	08/01/2022	595
SHIRE ACQ INV IRELAND DA	Corporate Bond	2.88%	DUE	09/23/2023	1,299
SHIRE ACQ INV IRELAND DA	Corporate Bond	3.20%	DUE	09/23/2026	464
SOUTHERN CAL EDISON	Corporate Bond	2.40%	DUE	02/01/2022	725
SOUTHERN CAL EDISON	Corporate Bond	2.40%	DUE	02/01/2022	280
SOUTHWESTERN ELECTRIC POWER	Corporate Bond	4.10%	DUE	09/15/2028	985
SPECTRA ENERGY PARTNERS	Corporate Bond	3.38%	DUE	10/15/2026	98
SUNTRUST BANK	Corporate Bond	2.70%	DUE	01/27/2022	198
SVENSKA HANDELSBANKEN AB	Corporate Bond	1.88%	DUE	09/07/2021	414
SYNCHRONY FINANCIAL	Corporate Bond	2.70%	DUE	02/03/2020	100
SYNCHRONY FINANCIAL	Corporate Bond	2.70%	DUE	02/03/2020	50
TAKEDA PHARMACEUTICAL	Corporate Bond	4.00%	DUE	11/26/2021	429
TEXAS EASTERN TRANSMISSION LP	Corporate Bond	3.50%	DUE	01/15/2028	200
TEXTRON INC	Corporate Bond	5.95%	DUE	09/21/2021	211
TRIMBLE INCORPORATED	Corporate Bond	4.15%	DUE	06/15/2023	675
TYCO ELECTRONICS	Corporate Bond	3.12%	DUE	08/15/2027	381
TYSON FOODS INC	Corporate Bond	2.25%	DUE	08/23/2021	702
UBS GROUP FUNDING SWITZE	Corporate Bond	2.86%	DUE	08/15/2023	594
UNION PACIFIC CORP	Corporate Bond	2.75%	DUE	03/01/2026	338
UNITED TECHNOLOGIES CORP	Corporate Bond	3.35%	DUE	08/16/2021	609
UNITED HEALTH GROUP INC	Corporate Bond	3.10%	DUE	03/15/2026	995
UNUM GROUP	Corporate Bond	4.00%	DUE	03/15/2024	1,004
VENTAS REALTY LP	Corporate Bond	4.40%	DUE	01/15/2029	952
VIACOM INC	Corporate Bond	4.25%	DUE	09/01/2023	746
VISTRA OPERATIONS CO LLC	Corporate Bond	3.55%	DUE	07/15/2024	177
VISTRA OPERATIONS CO LLC	Corporate Bond	3.55%	DUE	07/15/2024	177
VISTRA OPERATIONS CO LLC	Corporate Bond	3.70%	DUE	01/30/2027	715

VOLKSWAGEN GROUP AMERICA	Corporate Bond	3.88%	DUE	11/13/2020	315
VOLKSWAGEN GROUP AMERICA	Corporate Bond	4.00%	DUE	11/12/2021	419
WALMART INC	Corporate Bond	3.70%	DUE	06/26/2028	501
WELLPOINT INC	Corporate Bond	3.12%	DUE	05/15/2022	374
WELLTOWER INC	Corporate Bond	3.95%	DUE	09/01/2023	649
WELLTOWER INC	Corporate Bond	2.70%	DUE	02/15/2027	362
WABTEC	Corporate Bond	4.95%	DUE	09/15/2028	330
WABTEC	Corporate Bond	3.42%	DUE	09/15/2021	955
WRKCO INC	Corporate Bond	3.75%	DUE	03/15/2025	601
WILLIAMS PARTNERS LP	Corporate Bond	4.30%	DUE	03/04/2024	267
WILLIAMS PARTNERS LP	Corporate Bond	4.30%	DUE	03/04/2024	160
WILLIAMS PARTNERS LP	Corporate Bond	4.30%	DUE	03/04/2024	1,441
ZOETIS INC	Corporate Bond	3.25%	DUE	08/20/2021	1,686
SINGTEL GROUP TREASURY P	Corporate Bond	4.50%	DUE	09/08/2021	208
PSA INTERNATIONAL PTE LT	Corporate Bond	3.88%	DUE	02/11/2021	1,020
REPUBLIC OF INDONESIA	Corporate Bond	3.75%	DUE	04/25/2022	206
FREDDIE MAC	Federal Government and Agency Bond	6.75%	DUE	09/15/2029	133
FREDDIE MAC	Federal Government and Agency Bond	6.75%	DUE	09/15/2029	140
FANNIE MAE	Federal Government and Agency Bond	6.25%	DUE	05/15/2029	264
FANNIE MAE	Federal Government and Agency Bond	7.12%	DUE	01/15/2030	1,448
CORP ANDINA DE FOMENTO	Foreign Government Bond	2.12%	DUE	09/27/2021	239
CORP ANDINA DE FOMENTO	Foreign Government Bond	2.75%	DUE	01/06/2023	91
CORP ANDINA DE FOMENTO	Foreign Government Bond	2.75%	DUE	01/06/2023	212
EMIRATE ABU DHABI GOVT INTL	Foreign Government Bond	3.12%	DUE	10/11/2027	817
HARVEST OPERATIONS CORP	Foreign Government Bond	4.20%	DUE	06/01/2023	212
JAPAN FINANCE ORG MUNICIPAL	Foreign Government Bond	2.12%	DUE	10/25/2023	201
JAPAN FINANCE ORG MUNICIPAL	Foreign Government Bond	2.62%	DUE	04/20/2022	203
JAPAN FINANCE ORG MUNICIPAL	Foreign Government Bond	1.75%	DUE	09/05/2024	197
KUWAIT INTERNATIONAL BOND	Foreign Government Bond	2.75%	DUE	03/20/2022	203
MANITOBA PROVINCE OF	Foreign Government Bond	2.60%	DUE	04/16/2024	87
NA DEVELOPMENT BANK	Foreign Government Bond	4.38%	DUE	02/11/2020	1,003
ONTARIO PROVINCE OF	Foreign Government Bond	3.40%	DUE	10/17/2023	116
ONTARIO TEACHERS FINANC	Foreign Government Bond	2.12%	DUE	09/19/2022	1,008
STATE OF QATAR	Foreign Government Bond	4.50%	DUE	04/23/2028	349
STATE OF QATAR	Foreign Government Bond	4.50%	DUE	04/23/2028	229
SAUDI INTERNATIONAL BOND	Foreign Government Bond	2.38%	DUE	10/26/2021	206
SAUDI INTERNATIONAL BOND	Foreign Government Bond	4.00%	DUE	04/17/2025	323
TOKYO METROPOLITAN GOVT	Foreign Government Bond	2.50%	DUE	06/08/2022	202
TOKYO METROPOLITAN GOVERNMENT	Foreign Government Bond	2.00%	DUE	05/17/2021	300
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	(3)
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	(15)
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	(53)
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	(3)
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	(8)
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	(1)
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	(9)
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	1
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	2
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	12
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	7
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	(1)
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	(2)
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	(1)
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	1
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	8
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/31/2020	1
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/31/2020	37
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/31/2020	7
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/31/2020	33
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/31/2020	17
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/31/2020	16
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/31/2020	3

10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/31/2020	99
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/31/2020	16
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/31/2020	5
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/31/2020	2
10 YR US TR NOTES	Futures Contract	0.00%	DUE	03/31/2020	4
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	(14)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	(7)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	(7)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	(3)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	(4)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	(4)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	(7)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	(3)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	(5)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	(8)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	(2)
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	2
US ULTRA T-BOND	Futures Contract	0.00%	DUE	03/31/2020	9
US ULTRA T-BOND	Futures Contract	0.00%	DUE	03/31/2020	31
US ULTRA T-BOND	Futures Contract	0.00%	DUE	03/31/2020	(37)
US ULTRA T-BOND	Futures Contract	0.00%	DUE	03/31/2020	(12)
US 10YR ULTRA FUT MAR20	Futures Contract	0.00%	DUE	03/31/2020	17
US 10YR ULTRA FUT MAR20	Futures Contract	0.00%	DUE	03/31/2020	25
US 10YR ULTRA FUT MAR20	Futures Contract	0.00%	DUE	03/31/2020	34
US 10YR ULTRA FUT MAR20	Futures Contract	0.00%	DUE	03/31/2020	17
US 10YR ULTRA FUT MAR20	Futures Contract	0.00%	DUE	03/31/2020	5
FHLMC GOLD	Mortgage-backed Security	4.50%	DUE	06/01/2039	177
FHLMC GOLD	Mortgage-backed Security	3.50%	DUE	08/01/2043	2,283
FHLMC GOLD	Mortgage-backed Security	4.50%	DUE	09/01/2044	238
FHLMC GOLD	Mortgage-backed Security	2.00%	DUE	01/01/2032	333
FHLMC GOLD	Mortgage-backed Security	4.00%	DUE	04/01/2048	414
FHLMC GOLD	Mortgage-backed Security	4.00%	DUE	10/01/2045	1,109
FHLMC GOLD	Mortgage-backed Security	4.00%	DUE	08/01/2046	797
FHLMC GOLD	Mortgage-backed Security	4.50%	DUE	12/01/2046	748
FHLMC GOLD	Mortgage-backed Security	2.50%	DUE	01/01/2029	745
FHLMC	Mortgage-backed Security	3.00%	DUE	01/01/2037	562
FHLMC	Mortgage-backed Security	3.00%	DUE	12/01/2037	208
FHLMC GOLD	Mortgage-backed Security	3.00%	DUE	02/01/2043	1,065
FHLMC GOLD	Mortgage-backed Security	3.50%	DUE	02/01/2042	1,219
FHLMC GOLD	Mortgage-backed Security	3.00%	DUE	12/01/2042	826
FHLMC GOLD	Mortgage-backed Security	4.00%	DUE	12/01/2040	726
FHLMC GOLD	Mortgage-backed Security	2.50%	DUE	07/01/2031	177
FHLMC GOLD	Mortgage-backed Security	4.00%	DUE	04/01/2042	300
FHLMC GOLD	Mortgage-backed Security	3.50%	DUE	10/01/2042	457
FHLMC GOLD	Mortgage-backed Security	3.00%	DUE	06/01/2043	267
FHLMC	Mortgage-backed Security	3.00%	DUE	09/01/2030	719
FHLMC	Mortgage-backed Security	3.50%	DUE	11/01/2047	1,661
FHLMC	Mortgage-backed Security	5.00%	DUE	02/01/2048	411
FNMA	Mortgage-backed Security	4.50%	DUE	02/01/2041	681
FNMA	Mortgage-backed Security	3.50%	DUE	01/01/2041	1,005
FNMA	Mortgage-backed Security	4.50%	DUE	02/01/2041	194
FNMA	Mortgage-backed Security	3.00%	DUE	08/01/2042	917
FNMA	Mortgage-backed Security	4.50%	DUE	10/01/2041	423
FNMA	Mortgage-backed Security	4.00%	DUE	01/01/2042	1,144
FNMA	Mortgage-backed Security	3.50%	DUE	12/01/2041	749
FNMA	Mortgage-backed Security	4.50%	DUE	08/01/2041	331
FNMA	Mortgage-backed Security	4.00%	DUE	07/01/2042	803
FNMA	Mortgage-backed Security	4.00%	DUE	07/01/2042	241
FNMA	Mortgage-backed Security	3.00%	DUE	12/01/2042	622
FNMA	Mortgage-backed Security	2.50%	DUE	01/01/2028	289
FNMA	Mortgage-backed Security	4.50%	DUE	02/01/2046	551
FNMA	Mortgage-backed Security	6.00%	DUE	07/01/2041	464
FNMA	Mortgage-backed Security	3.00%	DUE	03/01/2043	1,156
FNMA	Mortgage-backed Security	3.00%	DUE	03/01/2043	419
FNMA	Mortgage-backed Security	3.00%	DUE	04/01/2030	245
FNMA	Mortgage-backed Security	3.50%	DUE	06/01/2045	2,231

FNMA	Mortgage-backed Security	4.00%	DUE	12/01/2045	410
FNMA	Mortgage-backed Security	2.50%	DUE	09/01/2046	405
FNMA	Mortgage-backed Security	2.50%	DUE	09/01/2046	201
FNMA	Mortgage-backed Security	3.00%	DUE	11/01/2036	351
FNMA	Mortgage-backed Security	3.50%	DUE	12/01/2046	412
FNMA	Mortgage-backed Security	3.50%	DUE	12/01/2046	366
FNMA	Mortgage-backed Security	3.00%	DUE	04/01/2043	272
FNMA	Mortgage-backed Security	3.50%	DUE	06/01/2043	910
FNMA	Mortgage-backed Security	4.50%	DUE	09/01/2043	629
FNMA	Mortgage-backed Security	3.50%	DUE	10/01/2045	958
FNMA	Mortgage-backed Security	6.00%	DUE	10/01/2036	111
FNMA	Mortgage-backed Security	5.50%	DUE	01/01/2037	131
FNMA	Mortgage-backed Security	3.00%	DUE	12/01/2031	404
FNMA	Mortgage-backed Security	5.00%	DUE	09/01/2047	359
FNMA	Mortgage-backed Security	3.00%	DUE	07/01/2027	435
FNMA	Mortgage-backed Security	4.50%	DUE	08/01/2040	331
FNMA	Mortgage-backed Security	3.50%	DUE	01/01/2041	1,866
FNMA	Mortgage-backed Security	3.50%	DUE	05/01/2042	1,592
FNMA	Mortgage-backed Security	3.50%	DUE	03/01/2043	772
FNMA	Mortgage-backed Security	4.50%	DUE	10/01/2039	245
FNMA	Mortgage-backed Security	4.50%	DUE	11/01/2040	147
FNMA	Mortgage-backed Security	2.50%	DUE	09/01/2027	378
FNMA	Mortgage-backed Security	3.50%	DUE	01/01/2046	374
FNMA	Mortgage-backed Security	3.50%	DUE	01/01/2046	367
FNMA	Mortgage-backed Security	3.50%	DUE	08/01/2031	331
FNMA	Mortgage-backed Security	4.00%	DUE	09/01/2046	353
FNMA	Mortgage-backed Security	4.50%	DUE	08/01/2047	819
FNMA	Mortgage-backed Security	4.00%	DUE	08/01/2047	443
FNMA	Mortgage-backed Security	3.50%	DUE	08/01/2033	371
FNMA	Mortgage-backed Security	5.00%	DUE	06/01/2040	109
FNMA	Mortgage-backed Security	5.00%	DUE	06/01/2040	130
FNMA	Mortgage-backed Security	4.50%	DUE	06/01/2040	253
FNMA	Mortgage-backed Security	5.00%	DUE	06/01/2040	379
FNMA	Mortgage-backed Security	4.50%	DUE	02/01/2041	223
FNMA	Mortgage-backed Security	5.00%	DUE	02/01/2041	169
FNMA	Mortgage-backed Security	4.00%	DUE	10/01/2040	744
FNMA	Mortgage-backed Security	4.00%	DUE	11/01/2040	411
GNMA	Mortgage-backed Security	3.00%	DUE	09/15/2042	185
GNMA II	Mortgage-backed Security	3.00%	DUE	03/20/2043	163
GNMA II	Mortgage-backed Security	3.50%	DUE	03/20/2043	294
GNMA II	Mortgage-backed Security	3.00%	DUE	09/20/2042	349
GNMA II	Mortgage-backed Security	3.50%	DUE	10/20/2042	726
GNMA II	Mortgage-backed Security	3.50%	DUE	10/20/2042	574
GNMA II	Mortgage-backed Security	4.00%	DUE	10/20/2042	735
GNMA II	Mortgage-backed Security	3.50%	DUE	12/20/2042	331
GNMA II	Mortgage-backed Security	3.50%	DUE	12/20/2042	374
GNMA II	Mortgage-backed Security	3.00%	DUE	09/20/2043	245
GNMA II	Mortgage-backed Security	3.50%	DUE	10/20/2043	409
GNMA II	Mortgage-backed Security	4.00%	DUE	10/20/2043	507
GNMA II	Mortgage-backed Security	4.50%	DUE	10/20/2043	128
GNMA II	Mortgage-backed Security	3.50%	DUE	12/20/2043	511
GNMA II	Mortgage-backed Security	4.50%	DUE	12/20/2043	280
GNMA II	Mortgage-backed Security	3.00%	DUE	01/20/2044	73
GNMA II	Mortgage-backed Security	3.00%	DUE	01/20/2044	150
GNMA II	Mortgage-backed Security	3.50%	DUE	03/20/2045	213
GNMA II	Mortgage-backed Security	4.50%	DUE	03/20/2045	141
GNMA II	Mortgage-backed Security	4.00%	DUE	06/20/2044	345
GNMA II	Mortgage-backed Security	3.00%	DUE	12/20/2044	352
GNMA II	Mortgage-backed Security	5.00%	DUE	04/20/2045	76
GNMA II	Mortgage-backed Security	3.50%	DUE	04/20/2045	238
GNMA II	Mortgage-backed Security	3.00%	DUE	05/20/2045	335
GNMA II	Mortgage-backed Security	4.50%	DUE	05/20/2045	99
GNMA II	Mortgage-backed Security	4.00%	DUE	09/20/2045	773
GNMA II	Mortgage-backed Security	3.50%	DUE	11/20/2045	1,272
GNMA II	Mortgage-backed Security	4.00%	DUE	11/20/2045	173
GNMA II	Mortgage-backed Security	4.00%	DUE	12/20/2045	313

GNMA II	Mortgage-backed Security	3.00%	DUE	01/20/2046	345
GNMA II	Mortgage-backed Security	3.50%	DUE	05/20/2046	543
GNMA II	Mortgage-backed Security	3.50%	DUE	07/20/2046	911
GNMA II	Mortgage-backed Security	3.50%	DUE	07/20/2046	615
GNMA II	Mortgage-backed Security	5.00%	DUE	07/20/2046	371
GNMA II	Mortgage-backed Security	4.50%	DUE	09/20/2046	138
GNMA II	Mortgage-backed Security	4.00%	DUE	10/20/2046	149
GNMA II	Mortgage-backed Security	4.50%	DUE	10/20/2046	162
GNMA II	Mortgage-backed Security	4.00%	DUE	11/20/2046	234
GNMA II	Mortgage-backed Security	4.50%	DUE	11/20/2046	283
GNMA II	Mortgage-backed Security	2.50%	DUE	12/20/2046	184
GNMA II	Mortgage-backed Security	3.50%	DUE	12/20/2046	198
GNMA II	Mortgage-backed Security	3.50%	DUE	12/20/2046	966
GNMA II	Mortgage-backed Security	4.00%	DUE	02/20/2047	306
GNMA II	Mortgage-backed Security	4.00%	DUE	03/20/2047	719
GNMA II	Mortgage-backed Security	4.00%	DUE	08/20/2048	824
GNMA II	Mortgage-backed Security	4.50%	DUE	08/20/2047	752
GNMA II	Mortgage-backed Security	5.00%	DUE	11/20/2047	838
GNMA	Mortgage-backed Security	4.00%	DUE	10/20/2041	444
GNMA	Mortgage-backed Security	4.50%	DUE	10/20/2041	2,034
GNMA	Mortgage-backed Security	4.50%	DUE	04/15/2040	148
GNMA	Mortgage-backed Security	4.00%	DUE	01/15/2041	252
ALABAMA ECON SETTLEMENT AUTH B	Municipal Government Bond	3.16%	DUE	09/15/2025	51
CLEARNET	Notional Par Contract	1.93%	DUE	07/31/2025	(471)
CLEARNET	Notional Par Contract	1.93%	DUE	07/31/2025	(388)
CLEARNET	Notional Par Contract	1.55%	DUE	08/15/2028	(347)
CLEARNET	Notional Par Contract	1.55%	DUE	08/15/2028	(258)
CLEARNET	Notional Par Contract	1.91%	DUE	08/15/2028	(112)
CLEARNET	Notional Par Contract	1.55%	DUE	02/12/2025	(83)
CLEARNET	Notional Par Contract	1.55%	DUE	07/31/2025	(83)
CLEARNET	Notional Par Contract	1.91%	DUE	08/15/2028	(71)
CLEARNET	Notional Par Contract	1.55%	DUE	08/15/2028	(70)
CLEARNET	Notional Par Contract	1.93%	DUE	07/31/2025	(69)
CLEARNET	Notional Par Contract	1.91%	DUE	08/15/2024	(55)
CLEARNET	Notional Par Contract	2.40%	DUE	01/31/2026	(28)
CLEARNET	Notional Par Contract	1.91%	DUE	08/15/2024	(27)
CLEARNET	Notional Par Contract	1.91%	DUE	08/15/2024	(26)
CLEARNET	Notional Par Contract	1.91%	DUE	08/15/2024	(25)
CLEARNET	Notional Par Contract	1.91%	DUE	05/31/2025	(23)
CLEARNET	Notional Par Contract	2.40%	DUE	01/31/2026	(23)
CLEARNET	Notional Par Contract	1.91%	DUE	11/15/2024	(21)
CLEARNET	Notional Par Contract	2.40%	DUE	01/31/2026	(17)
CLEARNET	Notional Par Contract	1.91%	DUE	05/31/2025	(16)
CLEARNET	Notional Par Contract	1.48%	DUE	09/15/2021	(15)
CLEARNET	Notional Par Contract	1.93%	DUE	01/31/2026	(14)
CLEARNET	Notional Par Contract	1.60%	DUE	09/15/2021	(12)
CLEARNET	Notional Par Contract	2.40%	DUE	01/31/2026	(11)
CLEARNET	Notional Par Contract	2.40%	DUE	01/31/2026	(11)
CLEARNET	Notional Par Contract	1.52%	DUE	02/29/2024	(11)
CLEARNET	Notional Par Contract	1.91%	DUE	11/15/2024	(10)
CLEARNET	Notional Par Contract	1.91%	DUE	11/15/2024	(10)
CLEARNET	Notional Par Contract	1.91%	DUE	11/15/2024	(10)
CLEARNET	Notional Par Contract	1.93%	DUE	01/31/2026	(10)
CLEARNET	Notional Par Contract	1.55%	DUE	02/15/2027	(9)
CLEARNET	Notional Par Contract	1.38%	DUE	09/15/2021	(9)
CLEARNET	Notional Par Contract	2.40%	DUE	02/15/2027	(8)
CLEARNET	Notional Par Contract	1.91%	DUE	05/31/2025	(8)
CLEARNET	Notional Par Contract	1.91%	DUE	05/31/2025	(8)
CLEARNET	Notional Par Contract	1.91%	DUE	05/31/2025	(8)
CLEARNET	Notional Par Contract	1.91%	DUE	05/31/2025	(8)
CLEARNET	Notional Par Contract	1.48%	DUE	09/15/2021	(8)
CLEARNET	Notional Par Contract	1.38%	DUE	09/15/2021	(8)
CLEARNET	Notional Par Contract	1.91%	DUE	08/15/2024	(7)
CLEARNET	Notional Par Contract	1.91%	DUE	11/15/2024	(7)
CLEARNET	Notional Par Contract	1.91%	DUE	11/15/2024	(7)
CLEARNET	Notional Par Contract	1.60%	DUE	09/15/2021	(6)

CLEARNET	Notional Par Contract	1.91%	DUE	08/15/2024	(5)
CLEARNET	Notional Par Contract	1.55%	DUE	02/15/2027	(4)
CLEARNET	Notional Par Contract	2.40%	DUE	02/15/2027	(4)
CLEARNET	Notional Par Contract	2.40%	DUE	02/15/2027	(3)
CLEARNET	Notional Par Contract	2.40%	DUE	02/15/2027	(3)
CLEARNET	Notional Par Contract	1.55%	DUE	02/15/2027	(3)
CLEARNET	Notional Par Contract	1.55%	DUE	02/15/2027	(3)
CLEARNET	Notional Par Contract	1.55%	DUE	02/15/2027	(3)
CLEARNET	Notional Par Contract	1.91%	DUE	08/15/2024	(3)
CLEARNET	Notional Par Contract	1.55%	DUE	05/31/2022	(3)
CLEARNET	Notional Par Contract	1.94%	DUE	04/30/2026	(3)
CLEARNET	Notional Par Contract	1.94%	DUE	04/30/2026	(3)
CLEARNET	Notional Par Contract	1.94%	DUE	04/30/2026	(2)
CLEARNET	Notional Par Contract	1.94%	DUE	04/30/2026	(1)
CLEARNET	Notional Par Contract	2.17%	DUE	03/31/2021	9
CLEARNET	Notional Par Contract	2.17%	DUE	03/31/2021	19
CLEARNET	Notional Par Contract	1.83%	DUE	06/15/2021	26
INTERCONTINENTAL EXCHANGE	Notional Par Contract	1.00%	DUE	12/20/2024	1,089
STATE STREET STIF	Sweep Investment		DUE	04/24/2019	23
STATE STREET STIF	Sweep Investment		DUE	05/01/2019	60
STATE STREET STIF	Sweep Investment		DUE	05/14/2019	9
STATE STREET STIF	Sweep Investment		DUE	05/20/2019	134
STATE STREET STIF	Sweep Investment		DUE	06/03/2019	12
STATE STREET STIF	Sweep Investment		DUE	07/08/2019	35
STATE STREET STIF	Sweep Investment		DUE	07/09/2019	38
STATE STREET STIF	Sweep Investment		DUE	07/12/2019	79
STATE STREET STIF	Sweep Investment		DUE	08/06/2019	87
STATE STREET STIF	Sweep Investment		DUE	08/16/2019	2
STATE STREET STIF	Sweep Investment		DUE	08/26/2019	18
STATE STREET STIF	Sweep Investment		DUE	08/28/2019	6
STATE STREET STIF	Sweep Investment		DUE	08/30/2019	59
STATE STREET STIF	Sweep Investment		DUE	09/03/2019	99
STATE STREET STIF	Sweep Investment		DUE	09/13/2019	38
STATE STREET STIF	Sweep Investment		DUE	09/25/2019	137
STATE STREET STIF	Sweep Investment		DUE	10/01/2019	99
STATE STREET STIF	Sweep Investment		DUE	10/16/2019	75
STATE STREET STIF	Sweep Investment		DUE	10/21/2019	95
STATE STREET STIF	Sweep Investment		DUE	10/28/2019	134
STATE STREET STIF	Sweep Investment		DUE	11/07/2019	70
STATE STREET STIF	Sweep Investment		DUE	11/13/2019	34
STATE STREET STIF	Sweep Investment		DUE	11/18/2019	63
STATE STREET STIF	Sweep Investment		DUE	11/22/2019	74
STATE STREET STIF	Sweep Investment		DUE	11/19/2019	76
STATE STREET STIF	Sweep Investment		DUE	12/02/2019	81
STATE STREET STIF	Sweep Investment		DUE	12/03/2019	169
STATE STREET STIF	Sweep Investment		DUE	12/04/2019	88
STATE STREET STIF	Sweep Investment		DUE	12/13/2019	41
STATE STREET STIF	Sweep Investment		DUE	12/19/2019	229
STATE STREET STIF	Sweep Investment		DUE	12/20/2019	889
STATE STREET STIF	Sweep Investment		DUE	12/23/2019	6,103
STATE STREET STIF	Sweep Investment		DUE	12/24/2019	10,078
STATE STREET STIF	Sweep Investment		DUE	12/27/2019	1,036
US TREASURY N B	US Government Bond	2.25%	DUE	11/15/2024	590
US TREASURY N B	US Government Bond	1.75%	DUE	11/15/2029	8,773
US TREASURY N B	US Government Bond	1.62%	DUE	12/15/2022	18,518
US TREASURY N B	US Government Bond	1.75%	DUE	12/31/2026	9,654
US TREASURY N B	US Government Bond	1.75%	DUE	12/31/2024	22,270
US TREASURY N B	US Government Bond	1.62%	DUE	12/31/2021	27,036
US TREASURY	US Government Bond	0.00%	DUE	11/15/2043	188
OTHER ASSETS					12,951
SUBTOTAL					526,595
TOTAL PRUDENTIAL STABLE VALUE FUND					697,129

MASSMUTUAL	MASSMUTUAL (CONTRACT INTEREST RATE 3.10%)	Synthetic Contract
	AASET 2019 1 TRUST	Asset-backed security	3.84%	DUE	05/15/2039	713
	ACCESS GROUP INC	Asset-backed security	3.17%	DUE	07/01/2039	245
	ACCESS GROUP INC	Asset-backed security	3.17%	DUE	07/01/2039	196
	ADAMS OUTDOOR ADVERTISING	Asset-backed security	4.81%	DUE	11/15/2048	510
	AASET 2018 2 TRUST	Asset-backed security	4.45%	DUE	11/18/2038	680
	CARVANA AUTO RECEIVABLES TRUST	Asset-backed security	3.07%	DUE	07/15/2025	531
	CHASE EDUCATION LOAN TRUST	Asset-backed security	2.20%	DUE	06/28/2039	642
	CITIBANK CREDIT CARD ISSUANCE	Asset-backed security	2.51%	DUE	05/14/2029	1,092
	COLLEGE AVE STUDENT LOANS	Asset-backed security	4.46%	DUE	12/28/2048	378
	CREDIT SUISSE ABS REPACKAGING	Asset-backed security	2.50%	DUE	01/25/2030	28
	CREDIT SUISSE ABS REPACKAGING	Asset-backed security	2.50%	DUE	01/25/2030	53
	DB MASTER FINANCE LLC	Asset-backed security	4.35%	DUE	05/20/2049	521
	DOMINOS PIZZA MASTER ISSUER	Asset-backed security	3.67%	DUE	10/25/2049	370
	ECMC GROUP STUDENT LOAN TRUST	Asset-backed security	3.14%	DUE	07/26/2066	229
	ECMC GROUP STUDENT LOAN TRUST	Asset-backed security	2.59%	DUE	09/25/2068	658
	EDLINC STUDENT LOAN FUNDING TR	Asset-backed security	3.60%	DUE	12/01/2047	557
	EDUCATION LOAN ASSET-BACKED TR	Asset-backed security	2.96%	DUE	08/01/2043	46
	EDUCATION LOAN ASSET-BACKED TR	Asset-backed security	2.96%	DUE	08/01/2043	137
	EDUCATION LOAN ASSET-BACKED TR	Asset-backed security	2.96%	DUE	08/01/2043	137
	EDUCATION LOAN ASSET-BACKED TR	Asset-backed security	2.79%	DUE	11/25/2033	291
	FALCON AEROSPACE LTD	Asset-backed security	3.60%	DUE	09/15/2039	843
	FIRST FRANKLIN MTG LOAN	Asset-backed security	3.52%	DUE	01/25/2035	231
	FHLMC STACR	Asset-backed security	3.84%	DUE	07/25/2049	279
	GOODGREEN TRUST	Asset-backed security	3.23%	DUE	10/15/2052	162
	GOODGREEN TRUST	Asset-backed security	3.74%	DUE	10/15/2052	207
	GOODGREEN TRUST	Asset-backed security	2.86%	DUE	04/15/2055	1,076
	GOODGREEN TRUST	Asset-backed security	3.26%	DUE	10/15/2053	577
	HERO FUNDING TRUST	Asset-backed security	3.19%	DUE	09/20/2048	312
	HERO FUNDING TRUST	Asset-backed security	4.67%	DUE	09/20/2048	175
	HERTZ VEHICLE FINANCING LLC	Asset-backed security	4.03%	DUE	07/25/2024	523
	HERTZ VEHICLE FINANCING LLC	Asset-backed security	3.43%	DUE	12/26/2025	849
	HIGHER EDUCATION FUNDING	Asset-backed security	3.00%	DUE	01/01/2044	582
	HIGHER EDUCATION FUNDING	Asset-backed security	1.88%	DUE	01/01/2044	511
	HORIZON AIRCRAFT FINANCE I LIM	Asset-backed security	3.72%	DUE	07/15/2039	447
	HORIZON AIRCRAFT FINANCE I LIM	Asset-backed security	3.42%	DUE	11/15/2039	788
	321 HENDERSON RECEIVABLES I LL	Asset-backed security	3.96%	DUE	03/15/2063	286
	JP MORGAN STUDENT LOAN TRUST	Asset-backed security	2.29%	DUE	06/28/2039	235
	KDAC AIRCRAFT FINANCE LIMITED	Asset-backed security	4.21%	DUE	12/15/2042	184
	KDAC AIRCRAFT FINANCE LIMITED	Asset-backed security	4.21%	DUE	12/15/2042	200
	MACH I	Asset-backed security	3.47%	DUE	10/15/2039	565
	MOSAIC SOLAR LOANS LLC	Asset-backed security	4.45%	DUE	06/20/2042	48
	NAVIENT STUDENT LOAN TRUST	Asset-backed security	4.44%	DUE	12/15/2059	147
	NAVIENT STUDENT LOAN TRUST 201	Asset-backed security	3.29%	DUE	07/25/2052	385
	NAVIENT STUDENT LOAN TRUST	Asset-backed security	3.29%	DUE	08/25/2050	584
	NAVIENT STUDENT LOAN TRUST	Asset-backed security	3.29%	DUE	08/25/2050	313
	NAVIENT STUDENT LOAN TRUST	Asset-backed security	3.09%	DUE	06/27/2067	955
	NELNET STUDENT LOAN TRUST	Asset-backed security	2.29%	DUE	10/25/2040	188
	NELNET STUDENT LOAN TRUST	Asset-backed security	2.10%	DUE	03/23/2037	175
	NELNET STUDENT LOAN TRUST	Asset-backed security	3.01%	DUE	06/25/2035	399
	NELNET STUDENT LOAN TRUST	Asset-backed security	2.82%	DUE	09/27/2066	481
	NELNET STUDENT LOAN TRUST	Asset-backed security	2.53%	DUE	10/25/2067	1,063
	NELNET PRIVATE EDUCATION LOAN	Asset-backed security	3.55%	DUE	12/26/2040	39
	NELNET PRIVATE EDUCATION LOAN	Asset-backed security	3.60%	DUE	12/26/2040	48
	NORTHSTAR EDUCATION FINANCE	Asset-backed security	3.13%	DUE	01/29/2046	1,322
	NOVASTAR HOME EQUITY LOAN	Asset-backed security	3.51%	DUE	03/25/2035	173
	ONEMAIN DIRECT AUTO RECEIVAB	Asset-backed security	3.95%	DUE	11/14/2028	603
	ONEMAIN FINANCIAL ISSUANCE TR	Asset-backed security	3.14%	DUE	10/14/2036	2,581
	PSMC 2018 1 TRUST	Asset-backed security	3.50%	DUE	06/25/2048	241
	PIONEER AIRCRAFT FINANCE LIMIT	Asset-backed security	3.84%	DUE	06/15/2044	484
	SLC STUDENT LOAN TRUST	Asset-backed security	2.11%	DUE	02/15/2045	124
	SLM STUDENT LOAN TRUST	Asset-backed security	2.64%	DUE	12/15/2039	100
	SLM STUDENT LOAN TRUST	Asset-backed security	2.12%	DUE	07/25/2055	339
	SLM STUDENT LOAN TRUST	Asset-backed security	2.25%	DUE	01/25/2040	832
	SLM STUDENT LOAN TRUST	Asset-backed security	2.24%	DUE	01/25/2041	195
	SLM STUDENT LOAN TRUST	Asset-backed security	2.14%	DUE	01/25/2070	183
	SLM STUDENT LOAN TRUST	Asset-backed security	2.09%	DUE	03/25/2044	1,369
	SLM STUDENT LOAN TRUST	Asset-backed security	2.09%	DUE	03/25/2044	1,031

SLM STUDENT LOAN TRUST	Asset-backed security	2.16%	DUE	03/25/2044	392
SLM STUDENT LOAN TRUST	Asset-backed security	3.59%	DUE	11/25/2070	195
SLM STUDENT LOAN TRUST	Asset-backed security	3.59%	DUE	11/25/2070	517
SLM STUDENT LOAN TRUST	Asset-backed security	3.29%	DUE	12/28/2070	239
SLM STUDENT LOAN TRUST	Asset-backed security	2.15%	DUE	01/25/2070	618
STORE MASTER FUNDING LLC	Asset-backed security	4.29%	DUE	10/20/2048	393
STORE MASTER FUNDING LLC	Asset-backed security	3.65%	DUE	11/20/2049	954
HELIOS ISSUER LLC	Asset-backed security	4.87%	DUE	07/20/2048	191
SUTTONPARK STRUCTURED SETTLEME	Asset-backed security	4.19%	DUE	01/15/2071	258
TACO BELL FUNDING LLC	Asset-backed security	4.94%	DUE	11/25/2048	160
TRINITY RAIL LEASING L P	Asset-backed security	5.19%	DUE	10/16/2040	810
TRINITY RAIL LEASING L P	Asset-backed security	5.19%	DUE	10/16/2040	177
TRITON CONTAINER FINANCE LLC	Asset-backed security	3.52%	DUE	06/20/2042	75
WAVE USA	Asset-backed security	3.60%	DUE	09/15/2044	1,034
WILLIS ENGINE SECURITIZATION T	Asset-backed security	4.69%	DUE	08/15/2042	1,625
WILLIS ENGINE SECURITIZATION	Asset-backed security	4.75%	DUE	09/15/2043	255
AVENTURA MALL TRUST	Collaterized Mortgage Obligation	4.25%	DUE	07/05/2040	823
AVENTURA MALL TRUST	Collaterized Mortgage Obligation	4.25%	DUE	07/05/2040	1,056
BARCLAYS COMMERCIAL MORTGAGE S	Collaterized Mortgage Obligation	4.41%	DUE	08/05/2038	244
BARCLAYS COMMERCIAL MORTGAGE S	Collaterized Mortgage Obligation	4.41%	DUE	08/05/2038	849
BARCLAYS COMMERCIAL MORTGAGE S	Collaterized Mortgage Obligation	4.41%	DUE	08/05/2038	127
BARCLAYS COMMERCIAL MORTGAGE S	Collaterized Mortgage Obligation	4.41%	DUE	08/05/2038	135
BANC OF AMERICA MERRILL LYNCH	Collaterized Mortgage Obligation	4.23%	DUE	08/10/2038	487
BX TRUST	Collaterized Mortgage Obligation	3.65%	DUE	10/15/2036	557
BX TRUST	Collaterized Mortgage Obligation	3.86%	DUE	10/15/2036	684
BX TRUST	Collaterized Mortgage Obligation	3.44%	DUE	11/15/2035	463
BANK	Collaterized Mortgage Obligation	4.75%	DUE	09/15/2060	335
BANK	Collaterized Mortgage Obligation	4.13%	DUE	04/15/2052	221
BANK	Collaterized Mortgage Obligation	4.27%	DUE	02/15/2052	235
CD COMMERCIAL MORTGAGE TRUST	Collaterized Mortgage Obligation	3.37%	DUE	08/15/2057	512
CD COMMERCIAL MORTGAGE TRUST	Collaterized Mortgage Obligation	3.72%	DUE	08/15/2057	384
CD COMMERCIAL MORTGAGE TRUST	Collaterized Mortgage Obligation	3.72%	DUE	08/15/2057	260
CD COMMERCIAL MORTGAGE TRUST	Collaterized Mortgage Obligation	4.71%	DUE	02/10/2050	1,752
CFCRE COMMERCIAL MORTGAGE TRUS	Collaterized Mortgage Obligation	3.22%	DUE	11/10/2049	415
COMM 2014 UBS2	Collaterized Mortgage Obligation	4.70%	DUE	03/10/2047	530
COMM MORTGAGE TRUST	Collaterized Mortgage Obligation	4.51%	DUE	09/10/2047	401
COMMERCIAL MORTGAGE PASS THROU	Collaterized Mortgage Obligation	4.25%	DUE	03/10/2048	522
CPT MORTGAGE TRUST	Collaterized Mortgage Obligation	3.10%	DUE	11/13/2039	329
CPT MORTGAGE TRUST	Collaterized Mortgage Obligation	3.10%	DUE	11/13/2039	462
CITIGROUP COMMERCIAL MORTGAGE	Collaterized Mortgage Obligation	4.34%	DUE	10/12/2050	565
CITIGROUP COMMERCIAL MORTGAGE	Collaterized Mortgage Obligation	3.50%	DUE	08/10/2056	330

COMMERICAL SERIES 2015-LC19	Collaterized Mortgage Obligation	3.83%	DUE	02/10/2048	728
DEEPHAVEN RESIDENTIAL MORTGAGE	Collaterized Mortgage Obligation	4.28%	DUE	10/25/2058	423
FNMA CONNECTICUT AVENUE SECUR	Collaterized Mortgage Obligation	3.09%	DUE	04/25/2029	46
GS MORTGAGE SECURITIES TRUST	Collaterized Mortgage Obligation	4.81%	DUE	10/10/2048	836
GS MORTGAGE SECURITIES TRUST	Collaterized Mortgage Obligation	4.12%	DUE	10/10/2049	671
GS MORTGAGE SECURITIES TRUST	Collaterized Mortgage Obligation	4.30%	DUE	03/10/2050	1,765
JP MORGAN MORTGAGE TRUST	Collaterized Mortgage Obligation	3.50%	DUE	01/25/2047	230
JP MORGAN MORTGAGE TRUST	Collaterized Mortgage Obligation	3.50%	DUE	06/25/2048	280
JP MORGAN MORTGAGE TRUST	Collaterized Mortgage Obligation	3.00%	DUE	11/25/2047	192
JP MORGAN MORTGAGE TRUST	Collaterized Mortgage Obligation	3.50%	DUE	01/25/2048	401
JP MORGAN MORTGAGE TRUST	Collaterized Mortgage Obligation	3.50%	DUE	04/25/2048	430
JACKSON PARK TRUST	Collaterized Mortgage Obligation	3.13%	DUE	10/14/2039	742
KNDL 2019-KNSQ MORTGAGE TRUST	Collaterized Mortgage Obligation	3.54%	DUE	05/15/2036	451
MORGAN STANLEY CAPITAL I TRUST	Collaterized Mortgage Obligation	4.27%	DUE	03/15/2052	718
SOFI MORTGAGE TRUST	Collaterized Mortgage Obligation	3.00%	DUE	11/25/2046	391
SEQUOIA MORTGAGE TRUST	Collaterized Mortgage Obligation	4.00%	DUE	06/25/2048	423
SEQUOIA MORTGAGE TRUST	Collaterized Mortgage Obligation	4.00%	DUE	10/25/2048	264
SEQUOIA MORTGAGE TRUST	Collaterized Mortgage Obligation	4.00%	DUE	09/25/2048	204
VELOCITY COMMERCIAL CAPITAL LO	Collaterized Mortgage Obligation	3.00%	DUE	10/25/2046	15
WELLS FARGO COMMERCIAL MORTGAG	Collaterized Mortgage Obligation	4.40%	DUE	06/15/2051	287
WELLS FARGO COMMERCIAL MORTGAG	Collaterized Mortgage Obligation	4.56%	DUE	06/15/2051	65
AMERICAN ELECTRIC POWER CO	Commercial Paper	0.00%	DUE	01/27/2020	2,995
AVANGRID INC	Commercial Paper	0.00%	DUE	02/06/2020	2,695
BELL CANADA 4 2	Commercial Paper	0.00%	DUE	02/12/2020	2,992
BOEING COMPANY	Commercial Paper	0.00%	DUE	03/04/2020	2,988
CANADIAN NATURAL RESOURCES LTD	Commercial Paper	0.00%	DUE	01/23/2020	2,996
FMC TECHNOLOGIES	Commercial Paper	0.00%	DUE	02/05/2020	2,994
FORTIVE CORPORATION	Commercial Paper	0.00%	DUE	01/21/2020	2,996
GENERAL ELECTRIC CO	Commercial Paper	0.00%	DUE	03/19/2020	2,986
MARRIOTT INTERNATION	Commercial Paper	0.00%	DUE	01/07/2020	2,999
PUBLIC SERVICE ENTERPRISE GROU	Commercial Paper	0.00%	DUE	02/20/2020	1,695
RECKITT BENCKISER TREAS	Commercial Paper	0.00%	DUE	02/20/2020	1,994
RECKITT BENCKISER TSY	Commercial Paper	0.00%	DUE	06/03/2020	990
SUNCOR ENERGY INC 4 2	Commercial Paper	0.00%	DUE	04/03/2020	2,984
TELUS CORP	Commercial Paper	0.00%	DUE	01/24/2020	2,996
VW CR INC	Commercial Paper	0.00%	DUE	01/13/2020	999
VW CR INC	Commercial Paper	0.00%	DUE	02/12/2020	1,995
WALGREENS BOOTS	Commercial Paper	0.00%	DUE	02/25/2020	2,989
ABM AMBRO BANK NV	Corporate Bond	3.40%	DUE	08/27/2021	1,737
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	71
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	42
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	98
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	42
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	112
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	100

ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	23
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	25
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	56
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	62
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	21
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	25
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	18
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	136
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	26
ADT CORP	Corporate Bond	6.25%	DUE	10/15/2021	897
AT&T INC	Corporate Bond	4.75%	DUE	05/15/2046	255
AT&T INC	Corporate Bond	4.75%	DUE	05/15/2046	340
AT&T INC	Corporate Bond	4.75%	DUE	05/15/2046	88
AT&T INC	Corporate Bond	4.75%	DUE	05/15/2046	55
AT&T INC	Corporate Bond	4.75%	DUE	05/15/2046	396
AT&T INC	Corporate Bond	4.75%	DUE	05/15/2046	54
AT&T INC	Corporate Bond	5.25%	DUE	03/01/2037	179
AT&T INC	Corporate Bond	5.25%	DUE	03/01/2037	119
ABBVIE INC	Corporate Bond	4.70%	DUE	05/14/2045	223
ABBVIE INC	Corporate Bond	4.70%	DUE	05/14/2045	140
ABBVIE INC	Corporate Bond	4.70%	DUE	05/14/2045	251
ALLERGAN FUNDING SCS	Corporate Bond	3.80%	DUE	03/15/2025	473
ADVOCATE HEALTH CORP	Corporate Bond	3.83%	DUE	08/15/2028	304
AERCAP IRELAND CAPITAL LTD	Corporate Bond	4.50%	DUE	05/15/2021	361
AERCAP IRELAND CAPITAL LTD	Corporate Bond	4.50%	DUE	05/15/2021	697
AERCAP IRELAND CAPITAL LTD	Corporate Bond	4.50%	DUE	05/15/2021	542
AERCAP IRELAND CAP GLOBA	Corporate Bond	3.65%	DUE	07/21/2027	258
AERCAP IRELAND CAP GLOBA	Corporate Bond	3.65%	DUE	07/21/2027	155
AIR LEASE CORP	Corporate Bond	3.62%	DUE	04/01/2027	109
AIR LEASE CORP	Corporate Bond	3.62%	DUE	04/01/2027	622
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	535
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	92
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	56
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	57
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	117
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	70
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	51
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	9
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	71
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	94
AIRCASTLE LTD	Corporate Bond	5.00%	DUE	04/01/2023	535
AIRCASTLE LTD	Corporate Bond	4.40%	DUE	09/25/2023	301
ALEXANDRIA REAL ESTATE E	Corporate Bond	2.75%	DUE	12/15/2029	267
ALLSTATE CORP	Corporate Bond	5.75%	DUE	08/15/2053	323
ALLSTATE CORP	Corporate Bond	5.75%	DUE	08/15/2053	511
ALLSTATE CORP	Corporate Bond	5.75%	DUE	08/15/2053	430
ALLSTATE CORP	Corporate Bond	5.75%	DUE	08/15/2053	59
ALLSTATE CORP	Corporate Bond	5.75%	DUE	08/15/2053	184
ALLSTATE CORP	Corporate Bond	5.75%	DUE	08/15/2053	160
ALLY FINANCIAL INC	Corporate Bond	5.12%	DUE	09/30/2024	204
ALLY FINANCIAL INC	Corporate Bond	5.12%	DUE	09/30/2024	414
ALLY FINANCIAL INC	Corporate Bond	4.12%	DUE	03/30/2020	301
ALLY FINANCIAL INC	Corporate Bond	4.12%	DUE	03/30/2020	226
AMAZON.COM INC	Corporate Bond	4.05%	DUE	08/22/2047	371
AMCOR FINANCE USA INC	Corporate Bond	3.62%	DUE	04/28/2026	411
AMCOR FINANCE USA INC	Corporate Bond	3.62%	DUE	04/28/2026	249
AMCOR FINANCE USA INC	Corporate Bond	3.62%	DUE	04/28/2026	257
AMERICAN AIRLINES GROUP INC	Corporate Bond	5.00%	DUE	06/01/2022	942
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.50%	DUE	07/16/2044	110
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.50%	DUE	07/16/2044	115
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.50%	DUE	07/16/2044	231
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.50%	DUE	07/16/2044	231
AMERICAN INTERNATIONAL GROUP	Corporate Bond	3.90%	DUE	04/01/2026	376
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.20%	DUE	04/01/2028	314
AMERICAN INTERNATIONAL GROUP	Corporate Bond	4.20%	DUE	04/01/2028	55
AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	242

AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	96
AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	165
AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	14
AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	59
AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	161
AMERICAN INTERNATIONAL GROUP	Corporate Bond	5.75%	DUE	04/01/2048	247
AMERICAN TOWER TRUST	Corporate Bond	3.65%	DUE	03/23/2048	240
ANHEUSER-BUSCH INBEV WORLD	Corporate Bond	8.20%	DUE	01/15/2039	134
ANHEUSER-BUSCH INBEV WORLD	Corporate Bond	8.20%	DUE	01/15/2039	104
ANHEUSER-BUSCH INBEV WORLD	Corporate Bond	8.20%	DUE	01/15/2039	410
ANHEUSER-BUSCH INBEV WORLD	Corporate Bond	8.20%	DUE	01/15/2039	356
ANHEUSER-BUSCH INBEV WORLD	Corporate Bond	4.60%	DUE	04/15/2048	292
ANHEUSER-BUSCH INBEV WORLD	Corporate Bond	4.60%	DUE	04/15/2048	172
ANTARES HOLDINGS	Corporate Bond	6.00%	DUE	08/15/2023	579
ANTARES HOLDINGS	Corporate Bond	6.00%	DUE	08/15/2023	316
ANTERO RESOURCES FINANCE CORP	Corporate Bond	5.38%	DUE	11/01/2021	214
ANTERO RESOURCES FINANCE CORP	Corporate Bond	5.38%	DUE	11/01/2021	53
ANTERO RESOURCES FINANCE CORP	Corporate Bond	5.38%	DUE	11/01/2021	64
ANTERO RESOURCES FINANCE CORP	Corporate Bond	5.38%	DUE	11/01/2021	436
ANTERO RESOURCES FINANCE CORP	Corporate Bond	5.38%	DUE	11/01/2021	254
APOLLO MANAGEMENT HOLDIN	Corporate Bond	4.95%	DUE	01/14/2050	274
ARCH CAPITAL GROUP US INC	Corporate Bond	5.14%	DUE	11/01/2043	248
ARCH CAPITAL FINANCE LLC	Corporate Bond	5.03%	DUE	12/15/2046	100
ARCH CAPITAL FINANCE LLC	Corporate Bond	5.03%	DUE	12/15/2046	125
ARES CAPITAL CORP	Corporate Bond	3.50%	DUE	02/10/2023	1,086
ARES CAPITAL CORP	Corporate Bond	3.50%	DUE	02/10/2023	609
ASSOCIATED BANC CORP	Corporate Bond	4.25%	DUE	01/15/2025	264
ASSOCIATED BANC CORP	Corporate Bond	4.25%	DUE	01/15/2025	159
ATHENE GLOBAL FUNDING	Corporate Bond	2.75%	DUE	06/25/2024	765
ATHENE GLOBAL FUNDING	Corporate Bond	2.75%	DUE	06/25/2024	57
ATHENE GLOBAL FUNDING	Corporate Bond	2.75%	DUE	06/25/2024	113
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	368
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	223
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	89
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	144
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	72
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	83
ATHENE HOLDING LTD	Corporate Bond	4.12%	DUE	01/12/2028	1,035
AVANGRID INC	Corporate Bond	3.80%	DUE	06/01/2029	535
AVIATION CAPITAL GROUP	Corporate Bond	3.88%	DUE	05/01/2023	563
AVIATION CAPITAL GROUP	Corporate Bond	3.88%	DUE	05/01/2023	310
AXIS SPECIALTY FINANCE	Corporate Bond	3.90%	DUE	07/15/2029	293
AXIS SPECIALTY FINANCE	Corporate Bond	4.90%	DUE	01/15/2040	446
AXIS SPECIALTY FINANCE PLC	Corporate Bond	4.00%	DUE	12/06/2027	302
AXIS SPECIALTY FINANCE PLC	Corporate Bond	4.00%	DUE	12/06/2027	159
AXIS SPECIALTY FINANCE PLC	Corporate Bond	4.00%	DUE	12/06/2027	345
BAT CAPITAL CORP	Corporate Bond	3.56%	DUE	08/15/2027	357
BAT CAPITAL CORP	Corporate Bond	4.76%	DUE	09/06/2049	114
BPCE SA	Corporate Bond	4.62%	DUE	07/11/2024	215
BPCE SA	Corporate Bond	4.62%	DUE	07/11/2024	93
BPCE SA	Corporate Bond	4.62%	DUE	07/11/2024	123
BPCE SA	Corporate Bond	3.50%	DUE	10/23/2027	465
BPCE SA	Corporate Bond	3.50%	DUE	10/23/2027	362
BANCO SANTANDER SA	Corporate Bond	3.12%	DUE	02/23/2023	408
BANCO SANTANDER SA	Corporate Bond	3.12%	DUE	02/23/2023	204
BANK OF AMERICA CORP	Corporate Bond	5.00%	DUE	01/21/2044	124
BANK OF AMERICA CORP	Corporate Bond	5.00%	DUE	01/21/2044	313
BANK OF AMERICA CORP	Corporate Bond	5.00%	DUE	01/21/2044	228
BANK OF AMERICA CORP	Corporate Bond	4.00%	DUE	01/22/2025	267
BANK OF AMERICA CORP	Corporate Bond	4.00%	DUE	01/22/2025	160
BANK OF AMERICA CORP	Corporate Bond	4.18%	DUE	11/25/2027	5
BANK OF AMERICA CORP	Corporate Bond	4.18%	DUE	11/25/2027	352
BANK OF AMERICA CORP	Corporate Bond	3.12%	DUE	01/20/2023	260
BANK OF AMERICA CORP	Corporate Bond	3.12%	DUE	01/20/2023	189
BANK OF AMERICA CORP	Corporate Bond	4.24%	DUE	04/24/2038	156
BANK OF AMERICA CORP	Corporate Bond	4.24%	DUE	04/24/2038	173

BANK OF NOVA SCOTIA	Corporate Bond	4.50%	DUE	12/16/2025	121
BANK OF NOVA SCOTIA	Corporate Bond	4.50%	DUE	12/16/2025	439
BANK OF NOVA SCOTIA	Corporate Bond	4.50%	DUE	12/16/2025	549
BANK OF NOVA SCOTIA	Corporate Bond	4.50%	DUE	12/16/2025	577
BANK OF NOVA SCOTIA	Corporate Bond	4.65%	DUE	01/30/3100	208
BANK OF NOVA SCOTIA	Corporate Bond	4.65%	DUE	01/30/3100	112
BANK OF NOVA SCOTIA	Corporate Bond	4.65%	DUE	01/30/3100	141
BANK OF NOVA SCOTIA	Corporate Bond	4.65%	DUE	01/30/3100	405
BARCLAYS PLC	Corporate Bond	4.38%	DUE	09/11/2024	368
BARCLAYS PLC	Corporate Bond	4.34%	DUE	01/10/2028	215
BARCLAYS PLC	Corporate Bond	4.34%	DUE	01/10/2028	322
BARCLAYS PLC	Corporate Bond	4.34%	DUE	01/10/2028	402
BARCLAYS PLC	Corporate Bond	3.31%	DUE	05/16/2024	384
BARCLAYS PLC	Corporate Bond	3.31%	DUE	05/16/2024	202
BARCLAYS BANK PLC	Corporate Bond	10.18%	DUE	06/12/2021	695
BARCLAYS BANK PLC	Corporate Bond	10.18%	DUE	06/12/2021	139
BAXALTA INC	Corporate Bond	4.00%	DUE	06/23/2025	269
BECTON DICKINSON & CO	Corporate Bond	4.68%	DUE	12/15/2044	82
BECTON DICKINSON & CO	Corporate Bond	4.68%	DUE	12/15/2044	117
BLACKROCK TCP CAP CORP	Corporate Bond	3.90%	DUE	08/23/2024	1,379
BRISTOL MYERS SQUIBB CO	Corporate Bond	4.62%	DUE	05/15/2044	485
BROADRIDGE FINANCIAL SOL	Corporate Bond	2.90%	DUE	12/01/2029	415
BROOKFIELD FINANCE INC	Corporate Bond	4.85%	DUE	03/29/2029	664
BROWN & BROWN INC	Corporate Bond	4.20%	DUE	09/15/2024	266
BROWN & BROWN INC	Corporate Bond	4.20%	DUE	09/15/2024	277
BROWN & BROWN INC	Corporate Bond	4.20%	DUE	09/15/2024	346
BROWN & BROWN INC	Corporate Bond	4.20%	DUE	09/15/2024	362
BUNGE LTD FINANCE CORP	Corporate Bond	3.25%	DUE	08/15/2026	358
BUNGE LTD FINANCE CORP	Corporate Bond	4.35%	DUE	03/15/2024	131
BURLINGTON NORTH SANTA FE	Corporate Bond	4.90%	DUE	04/01/2044	162
BURLINGTON NORTH SANTA FE	Corporate Bond	4.90%	DUE	04/01/2044	125
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	27
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	7
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	31
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	15
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	146
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	5
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	6
CCO HOLDINGS LLC/CAP CORP	Corporate Bond	5.12%	DUE	05/01/2027	132
CF INDUSTRIES	Corporate Bond	3.40%	DUE	12/01/2021	282
CNH INDUSTRIAL CAP LLC	Corporate Bond	3.88%	DUE	10/15/2021	616
CNH INDUSTRIAL CAP LLC	Corporate Bond	3.88%	DUE	10/15/2021	234
CNH INDUSTRIAL CAP LLC	Corporate Bond	3.88%	DUE	10/15/2021	426
CNA FINANCIAL CORP	Corporate Bond	7.25%	DUE	11/15/2023	427
CNO FINANCIAL GROUP INC	Corporate Bond	5.25%	DUE	05/30/2025	277
CNO FINANCIAL GROUP INC	Corporate Bond	5.25%	DUE	05/30/2025	11
CNO FINANCIAL GROUP INC	Corporate Bond	5.25%	DUE	05/30/2025	443
CNO FINANCIAL GROUP INC	Corporate Bond	5.25%	DUE	05/30/2025	107
CNO FINANCIAL GROUP INC	Corporate Bond	5.25%	DUE	05/30/2025	114
CSX CORP	Corporate Bond	5.50%	DUE	04/15/2041	222
CSX CORP	Corporate Bond	5.50%	DUE	04/15/2041	158
CSX CORP	Corporate Bond	4.75%	DUE	11/15/2048	42
CVS CAREMARK CORP	Corporate Bond	4.88%	DUE	07/20/2035	121
CVS CAREMARK CORP	Corporate Bond	4.88%	DUE	07/20/2035	46
CVS CAREMARK CORP	Corporate Bond	4.88%	DUE	07/20/2035	69
CVS HEALTH CORP	Corporate Bond	4.30%	DUE	03/25/2028	113
CVS HEALTH CORP	Corporate Bond	4.30%	DUE	03/25/2028	156
CVS HEALTH CORP	Corporate Bond	4.30%	DUE	03/25/2028	114
CVS HEALTH CORP	Corporate Bond	5.05%	DUE	03/25/2048	308
CVS HEALTH CORP	Corporate Bond	5.05%	DUE	03/25/2048	178
CARLYLE FINANCE SUB LLC	Corporate Bond	3.50%	DUE	09/19/2029	354
CENOVUS ENERGY INC	Corporate Bond	6.75%	DUE	11/15/2039	127
CENOVUS ENERGY INC	Corporate Bond	6.75%	DUE	11/15/2039	255
CENOVUS ENERGY INC	Corporate Bond	3.00%	DUE	08/15/2022	228
CENOVUS ENERGY INC	Corporate Bond	3.00%	DUE	08/15/2022	659
CENOVUS ENERGY INC	Corporate Bond	4.25%	DUE	04/15/2027	146

CENOVUS ENERGY INC	Corporate Bond	4.25%	DUE	04/15/2027	198
CENOVUS ENERGY INC	Corporate Bond	4.25%	DUE	04/15/2027	185
CENTERPOINT ENERGY RESOURCES	Corporate Bond	5.85%	DUE	01/15/2041	223
CHARTER COMM OPT LLC CAP	Corporate Bond	6.48%	DUE	10/23/2045	124
CHARTER COMM OPT LLC CAP	Corporate Bond	6.48%	DUE	10/23/2045	124
CHENIERE ENERGY PARTNERS	Corporate Bond	4.50%	DUE	10/01/2029	181
CHENIERE CORP CHRISTI HD	Corporate Bond	3.70%	DUE	11/15/2029	157
CITIGROUP INC	Corporate Bond	5.50%	DUE	09/13/2025	543
CITIGROUP INC	Corporate Bond	5.50%	DUE	09/13/2025	572
CITIGROUP INC	Corporate Bond	5.50%	DUE	09/13/2025	600
CITIGROUP INC	Corporate Bond	4.45%	DUE	09/29/2027	198
CITIGROUP INC	Corporate Bond	4.45%	DUE	09/29/2027	138
CITY OF HOPE THE	Corporate Bond	4.38%	DUE	08/15/2048	405
CLEVELAND ELECTRIC ILLUM	Corporate Bond	3.50%	DUE	04/01/2028	172
CLEVELAND ELECTRIC ILLUM	Corporate Bond	3.50%	DUE	04/01/2028	104
COLUMBIA REPUBLIC OF	Corporate Bond	6.12%	DUE	01/18/2041	291
COLUMBIA REPUBLIC OF	Corporate Bond	6.12%	DUE	01/18/2041	324
COLUMBIA REPUBLIC OF	Corporate Bond	6.12%	DUE	01/18/2041	388
COMCAST CORP	Corporate Bond	6.95%	DUE	08/15/2037	111
COMCAST CORP	Corporate Bond	6.95%	DUE	08/15/2037	148
COMCAST CORP	Corporate Bond	4.75%	DUE	03/01/2044	310
COMCAST CORP	Corporate Bond	4.75%	DUE	03/01/2044	122
COMCAST CORP	Corporate Bond	3.97%	DUE	11/01/2047	281
COMCAST CORP	Corporate Bond	3.45%	DUE	02/01/2050	190
COMMONWEALTH EDISON CO	Corporate Bond	5.90%	DUE	03/15/2036	192
COMMONWEALTH EDISON CO	Corporate Bond	5.90%	DUE	03/15/2036	133
CONOCO PHILLIPS	Corporate Bond	6.50%	DUE	02/01/2039	160
CONOCO PHILLIPS	Corporate Bond	6.50%	DUE	02/01/2039	146
CREDIT AGRICOLE LONDON	Corporate Bond	3.25%	DUE	10/04/2024	1,037
CREDIT SUISSE GROUP AG	Corporate Bond	2.59%	DUE	09/11/2025	1,504
CREDIT SUISSE GROUP FUND LTD	Corporate Bond	3.80%	DUE	09/15/2022	547
CREDIT SUISSE GROUP AG	Corporate Bond	6.50%	DUE	08/08/2023	668
CROWN CASTLE INTERNTL CORP	Corporate Bond	5.20%	DUE	02/15/2049	236
DAE FUNDING LLC	Corporate Bond	4.00%	DUE	08/01/2020	90
DAE FUNDING LLC	Corporate Bond	4.00%	DUE	08/01/2020	453
DELTA AIR LINES INC	Corporate Bond	3.62%	DUE	03/15/2022	538
DEUTSCHE BANK NY	Corporate Bond	3.15%	DUE	01/22/2021	141
DEUTSCHE BANK NY	Corporate Bond	3.15%	DUE	01/22/2021	201
DEUTSCHE BANK NY	Corporate Bond	3.15%	DUE	01/22/2021	72
DEUTSCHE BANK NY	Corporate Bond	3.15%	DUE	01/22/2021	53
DEUTSCHE BANK NY	Corporate Bond	3.15%	DUE	01/22/2021	314
DELL INT LLC EMC CORP	Corporate Bond	6.02%	DUE	06/15/2026	114
DELL INT LLC EMC CORP	Corporate Bond	6.02%	DUE	06/15/2026	443
DELL INT LLC EMC CORP	Corporate Bond	6.02%	DUE	06/15/2026	374
DIAMONDBACK ENERGY INC	Corporate Bond	3.25%	DUE	12/01/2026	375
DISCOVER BANK	Corporate Bond	3.45%	DUE	07/27/2026	286
DISCOVER BANK	Corporate Bond	3.45%	DUE	07/27/2026	275
DISCOVER BANK	Corporate Bond	3.45%	DUE	07/27/2026	390
DISCOVER BANK	Corporate Bond	4.68%	DUE	08/09/2028	878
DISCOVERY COMMUNICATIONS	Corporate Bond	4.88%	DUE	04/01/2043	246
DISCOVERY COMMUNICATIONS	Corporate Bond	4.88%	DUE	04/01/2043	164
DISCOVERY COMMUNICATIONS	Corporate Bond	3.95%	DUE	03/20/2028	368
DISCOVERY COMMUNICATIONS	Corporate Bond	3.95%	DUE	03/20/2028	162
DOMINION RESOURCES INC	Corporate Bond	5.25%	DUE	08/01/2033	241
DOMINION RESOURCES INC	Corporate Bond	5.25%	DUE	08/01/2033	151
DOW CHEMICAL COMPANY	Corporate Bond	4.38%	DUE	11/15/2042	80
DOW CHEMICAL COMPANY	Corporate Bond	4.38%	DUE	11/15/2042	107
DUKE ENERGY CORP	Corporate Bond	2.65%	DUE	09/01/2026	558
DUKE ENERGY CORP	Corporate Bond	2.65%	DUE	09/01/2026	211
DUKE ENERGY CORP	Corporate Bond	2.65%	DUE	09/01/2026	141
EQT CORP	Corporate Bond	3.00%	DUE	10/01/2022	541
EQT CORP	Corporate Bond	3.90%	DUE	10/01/2027	233
EQT CORP	Corporate Bond	3.90%	DUE	10/01/2027	106
EQT CORP	Corporate Bond	3.90%	DUE	10/01/2027	359
EQT CORP	Corporate Bond	3.90%	DUE	10/01/2027	372
EQT CORP	Corporate Bond	3.90%	DUE	10/01/2027	158

EQT CORP	Corporate Bond	3.90%	DUE	10/01/2027	167
EQM MIDSTREAM PARTNERS LP SERI	Corporate Bond	4.75%	DUE	07/15/2023	547
EQM MIDSTREAM PARTNERS LP SERI	Corporate Bond	4.75%	DUE	07/15/2023	301
EL PUERTO DE LIVERPOL	Corporate Bond	3.95%	DUE	10/02/2024	283
EL PUERTO DE LIVERPOL	Corporate Bond	3.95%	DUE	10/02/2024	257
EL PUERTO DE LIVERPOL	Corporate Bond	3.95%	DUE	10/02/2024	360
ENCANA CORP	Corporate Bond	6.50%	DUE	02/01/2038	207
ENCANA CORP	Corporate Bond	6.50%	DUE	02/01/2038	148
ENERGY TRANSFER PARTNERS	Corporate Bond	6.50%	DUE	02/01/2042	125
ENERGY TRANSFER PARTNERS	Corporate Bond	6.50%	DUE	02/01/2042	238
ENERGY TRANSFER PARTNERS	Corporate Bond	6.12%	DUE	12/15/2045	203
ENERGY TRANSFER PARTNERS	Corporate Bond	4.20%	DUE	04/15/2027	94
ENERGY TRANSFER PARTNERS	Corporate Bond	4.20%	DUE	04/15/2027	367
ENERGY TRANSFER PARTNERS	Corporate Bond	4.20%	DUE	04/15/2027	314
ENERGY TRANSFER OPERATNG	Corporate Bond	6.25%	DUE	01/30/3100	390
ENERGY TRANSFER OPERATNG	Corporate Bond	7.50%	DUE	10/15/2020	338
ENERGY TRANSFER OPERATNG	Corporate Bond	5.88%	DUE	01/15/2024	415
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.15%	DUE	06/01/2025	46
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.15%	DUE	06/01/2025	51
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.15%	DUE	06/01/2025	376
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.15%	DUE	06/01/2025	353
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.15%	DUE	06/01/2025	105
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.15%	DUE	06/01/2025	284
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.15%	DUE	06/01/2025	56
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.15%	DUE	06/01/2025	279
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.85%	DUE	07/15/2026	42
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.85%	DUE	07/15/2026	10
ENLINK MIDSTREAM PARTNER	Corporate Bond	4.85%	DUE	07/15/2026	94
ENSTAR GROUP LTD	Corporate Bond	4.50%	DUE	03/10/2022	83
ENSTAR GROUP LTD	Corporate Bond	4.50%	DUE	03/10/2022	441
ENSTAR GROUP LTD	Corporate Bond	4.50%	DUE	03/10/2022	363
ENSTAR GROUP LTD	Corporate Bond	4.95%	DUE	06/01/2029	375
ENSTAR GROUP LTD	Corporate Bond	4.95%	DUE	06/01/2029	375
ENTERPRISES PRODUCTS OPER	Corporate Bond	5.25%	DUE	08/16/2077	36
ENTERPRISES PRODUCTS OPER	Corporate Bond	5.25%	DUE	08/16/2077	35
ENTERPRISES PRODUCTS OPER	Corporate Bond	5.25%	DUE	08/16/2077	29
ENTERPRISES PRODUCTS OPER	Corporate Bond	5.25%	DUE	08/16/2077	101
ENTERPRISE PRODUCTS OPER	Corporate Bond	5.38%	DUE	02/15/2078	209
ENTERPRISE PRODUCTS OPER	Corporate Bond	5.38%	DUE	02/15/2078	174
ERICSSON LM	Corporate Bond	4.12%	DUE	05/15/2022	52
ERICSSON LM	Corporate Bond	4.12%	DUE	05/15/2022	494
ERICSSON LM	Corporate Bond	4.12%	DUE	05/15/2022	163
ERICSSON LM	Corporate Bond	4.12%	DUE	05/15/2022	163
ERICSSON LM	Corporate Bond	4.12%	DUE	05/15/2022	61
ERICSSON LM	Corporate Bond	4.12%	DUE	05/15/2022	54
FIRST REPUBLIC BANK	Corporate Bond	4.38%	DUE	08/01/2046	580
FIRST REPUBLIC BANK	Corporate Bond	4.38%	DUE	08/01/2046	276
FIRST REPUBLIC BANK	Corporate Bond	4.38%	DUE	08/01/2046	166
FLORIDA POWER AND LIGHT	Corporate Bond	4.12%	DUE	02/01/2042	189
FLORIDA POWER CORP	Corporate Bond	6.40%	DUE	06/15/2038	195
FLORIDA POWER CORP	Corporate Bond	6.40%	DUE	06/15/2038	144
FLOWSERVE CORP	Corporate Bond	4.00%	DUE	11/15/2023	75
FLOWSERVE CORP	Corporate Bond	4.00%	DUE	11/15/2023	389
FLOWSERVE CORP	Corporate Bond	4.00%	DUE	11/15/2023	361
FORD MOTOR COMPANY	Corporate Bond	5.29%	DUE	12/08/2046	43
FORD MOTOR CREDIT CO LLC	Corporate Bond	5.88%	DUE	08/02/2021	236
FORD MOTOR CREDIT CO LLC	Corporate Bond	5.88%	DUE	08/02/2021	262
FORD MOTOR CREDIT CO LLC	Corporate Bond	5.88%	DUE	08/02/2021	366
FORD MOTOR CREDIT CO LLC	Corporate Bond	4.38%	DUE	08/06/2023	208
FORD MOTOR CREDIT CO LLC	Corporate Bond	4.38%	DUE	08/06/2023	208
FORD MOTOR CREDIT CO LLC	Corporate Bond	4.38%	DUE	08/06/2023	468
FORD MOTOR CREDIT CO LLC	Corporate Bond	3.34%	DUE	03/18/2021	378
FORD MOTOR CREDIT CO LLC	Corporate Bond	4.14%	DUE	02/15/2023	520
FORD MOTOR CREDIT CO LLC	Corporate Bond	4.14%	DUE	02/15/2023	360
FORD MOTOR CREDIT CO LLC	Corporate Bond	5.08%	DUE	01/07/2021	323
FULTON FINANCIAL CORP	Corporate Bond	3.60%	DUE	03/16/2022	132

FULTON FINANCIAL CORP	Corporate Bond	3.60%	DUE	03/16/2022	523
GE CAPITAL INTERNATIONAL FUND	Corporate Bond	4.42%	DUE	11/15/2035	275
GE CAPITAL INTERNATIONAL FUND	Corporate Bond	4.42%	DUE	11/15/2035	287
GE CAPITAL INTERNATIONAL FUND	Corporate Bond	4.42%	DUE	11/15/2035	401
GMAC LLC	Corporate Bond	8.00%	DUE	11/01/2031	243
GMAC LLC	Corporate Bond	8.00%	DUE	11/01/2031	174
GENERAL MOTORS CO	Corporate Bond	4.20%	DUE	10/01/2027	235
GENERAL MOTORS CO	Corporate Bond	4.20%	DUE	10/01/2027	131
GENERAL MOTORS CO	Corporate Bond	5.15%	DUE	04/01/2038	143
GENERAL MOTORS CO	Corporate Bond	5.15%	DUE	04/01/2038	102
GENERAL MOTORS FINL CO	Corporate Bond	3.50%	DUE	11/07/2024	345
GENERAL MOTORS FINL CO	Corporate Bond	3.50%	DUE	11/07/2024	107
GENERAL MOTORS FINL CO	Corporate Bond	3.50%	DUE	11/07/2024	12
GENERAL MOTORS FINL CO	Corporate Bond	3.50%	DUE	11/07/2024	42
GENERAL MOTORS FINL CO	Corporate Bond	3.50%	DUE	11/07/2024	70
GENERAL MOTORS FINL CO	Corporate Bond	3.50%	DUE	11/07/2024	335
GENERAL MOTORS FINL CO	Corporate Bond	4.15%	DUE	06/19/2023	273
GENERAL MOTORS FINL CO	Corporate Bond	4.15%	DUE	06/19/2023	158
GENERAL MOTORS FINL CO	Corporate Bond	4.15%	DUE	06/19/2023	63
GENERAL MOTORS FINL CO	Corporate Bond	4.15%	DUE	06/19/2023	159
GENERAL MOTORS FINL CO	Corporate Bond	4.15%	DUE	06/19/2023	188
GENERAL MOTORS FINL CO	Corporate Bond	4.20%	DUE	11/06/2021	415
GENPACT LUXEMBOURG SARL	Corporate Bond	3.70%	DUE	04/01/2022	330
GENPACT LUXEMBOURG SARL	Corporate Bond	3.70%	DUE	04/01/2022	203
GENPACT LUXEMBOURG SARL	Corporate Bond	3.70%	DUE	04/01/2022	86
GENPACT LUXEMBOURG SARL	Corporate Bond	3.38%	DUE	12/01/2024	1,055
GLENCORE FUNDING LLC	Corporate Bond	4.62%	DUE	04/29/2024	106
GLENCORE FUNDING LLC	Corporate Bond	4.62%	DUE	04/29/2024	85
GLENCORE FUNDING LLC	Corporate Bond	4.62%	DUE	04/29/2024	21
GLENCORE FUNDING LLC	Corporate Bond	4.62%	DUE	04/29/2024	212
GLENCORE FUNDING LLC	Corporate Bond	4.62%	DUE	04/29/2024	636
GLENCORE FUNDING LLC	Corporate Bond	4.62%	DUE	04/29/2024	557
GLENCORE FUNDING LLC	Corporate Bond	3.88%	DUE	10/27/2027	176
GLENCORE FUNDING LLC	Corporate Bond	3.88%	DUE	10/27/2027	775
GLOBAL AIR LEASE CO LTD	Corporate Bond	6.50%	DUE	09/15/2024	470
GLOBAL AIR LEASE CO LTD	Corporate Bond	6.50%	DUE	09/15/2024	470
GOLDMAN SACHS GROUP INC	Corporate Bond	5.95%	DUE	01/15/2027	286
GOLDMAN SACHS GROUP INC	Corporate Bond	5.95%	DUE	01/15/2027	179
GOLDMAN SACHS GROUP INC	Corporate Bond	6.75%	DUE	10/01/2037	139
GOLDMAN SACHS GROUP INC	Corporate Bond	6.75%	DUE	10/01/2037	313
GOLDMAN SACHS GROUP INC	Corporate Bond	6.75%	DUE	10/01/2037	243
GOLDMAN SACHS GROUP INC	Corporate Bond	3.27%	DUE	09/29/2025	518
GRUPO TELEVISA SPON ADR	Corporate Bond	6.62%	DUE	03/18/2025	233
GRUPO TELEVISA SPON ADR	Corporate Bond	6.62%	DUE	03/18/2025	146
GRUPO TELEVISA SPON ADR	Corporate Bond	6.62%	DUE	03/18/2025	169
GRUPO TELEVISA SPON ADR	Corporate Bond	6.62%	DUE	03/18/2025	117
GRUPO TELEVISA SPON ADR	Corporate Bond	6.62%	DUE	03/18/2025	146
HCA INC	Corporate Bond	4.75%	DUE	05/01/2023	536
HSBC HOLDINGS PLC	Corporate Bond	6.50%	DUE	09/15/2037	173
HSBC HOLDINGS PLC	Corporate Bond	6.50%	DUE	09/15/2037	173
HSBC HOLDINGS PLC	Corporate Bond	4.25%	DUE	03/14/2024	531
HSBC HOLDINGS PLC	Corporate Bond	4.25%	DUE	03/14/2024	345
HEALTHCARE TRUST OF AMERICA	Corporate Bond	3.50%	DUE	08/01/2026	261
HEALTHCARE TRUST OF AMERICA	Corporate Bond	3.50%	DUE	08/01/2026	261
HEALTHCARE TRUST OF AMERICA	Corporate Bond	3.50%	DUE	08/01/2026	313
HEALTHCARE TRUST OF AMERICA	Corporate Bond	3.50%	DUE	08/01/2026	52
HERCULES CAPITAL INC	Corporate Bond	4.62%	DUE	10/23/2022	514
SERVICE PROPERTIES TRUST	Corporate Bond	4.50%	DUE	06/15/2023	257
HOST HOTELS & RESORTS LP	Corporate Bond	3.75%	DUE	10/15/2023	78
HOST HOTELS & RESORTS LP	Corporate Bond	3.75%	DUE	10/15/2023	105
HUMANA INC	Corporate Bond	4.80%	DUE	03/15/2047	82
HUMANA INC	Corporate Bond	4.80%	DUE	03/15/2047	234
HUMANA INC	Corporate Bond	4.80%	DUE	03/15/2047	176
HUNTSMAN INTL LLC	Corporate Bond	5.12%	DUE	11/15/2022	130
HUNTSMAN INTL LLC	Corporate Bond	5.12%	DUE	11/15/2022	193
HYUNDAI CAPITAL AMERICA	Corporate Bond	2.85%	DUE	11/01/2022	566

ICAHN ENTERPRISES FIN	Corporate Bond	6.25%	DUE	02/01/2022	42
ICAHN ENTERPRISES FIN	Corporate Bond	6.25%	DUE	02/01/2022	84
ICAHN ENTERPRISES FIN	Corporate Bond	6.25%	DUE	02/01/2022	46
ICAHN ENTERPRISES FIN	Corporate Bond	6.25%	DUE	02/01/2022	160
IMPERIAL BRANDS FIN PLC	Corporate Bond	3.88%	DUE	07/26/2029	489
ING GROEP NV	Corporate Bond	4.10%	DUE	10/02/2023	659
ING GROEP NV	Corporate Bond	4.10%	DUE	10/02/2023	266
ING GROUP NV	Corporate Bond	3.55%	DUE	04/09/2024	419
INGREDION INC COM	Corporate Bond	3.20%	DUE	10/01/2026	50
INGREDION INC COM	Corporate Bond	3.20%	DUE	10/01/2026	62
INGREDION INC COM	Corporate Bond	3.20%	DUE	10/01/2026	93
IPALCO ENTERPRISES INC	Corporate Bond	3.45%	DUE	07/15/2020	251
IPALCO ENTERPRISES INC	Corporate Bond	3.45%	DUE	07/15/2020	653
IPALCO ENTERPRISES INC	Corporate Bond	3.70%	DUE	09/01/2024	191
IPALCO ENTERPRISES INC	Corporate Bond	3.70%	DUE	09/01/2024	180
JBS USA FOOD FINANCE	Corporate Bond	5.50%	DUE	01/15/2030	262
JP MORGAN CHASE & CO	Corporate Bond	6.40%	DUE	05/15/2038	167
JP MORGAN CHASE & CO	Corporate Bond	6.40%	DUE	05/15/2038	145
JP MORGAN CHASE & CO	Corporate Bond	5.60%	DUE	07/15/2041	171
JP MORGAN CHASE & CO	Corporate Bond	5.60%	DUE	07/15/2041	137
JP MORGAN CHASE & CO	Corporate Bond	3.88%	DUE	09/10/2024	535
JP MORGAN CHASE & CO	Corporate Bond	3.88%	DUE	09/10/2024	321
JP MORGAN CHASE & CO	Corporate Bond	3.78%	DUE	02/01/2028	539
KKR GRP FIN CO VI LLC	Corporate Bond	3.75%	DUE	07/01/2029	416
KEURIG DR PEPPER INC	Corporate Bond	4.06%	DUE	05/25/2023	844
KINROSS GOLD CORP	Corporate Bond	5.12%	DUE	09/01/2021	390
KINROSS GOLD CORP	Corporate Bond	5.12%	DUE	09/01/2021	115
KINROSS GOLD CORP	Corporate Bond	5.12%	DUE	09/01/2021	87
KINROSS GOLD CORP	Corporate Bond	5.12%	DUE	09/01/2021	57
KINROSS GOLD CORP	Corporate Bond	5.12%	DUE	09/01/2021	676
KINROSS GOLD CORP	Corporate Bond	4.50%	DUE	07/15/2027	57
KINROSS GOLD CORP	Corporate Bond	4.50%	DUE	07/15/2027	42
KINROSS GOLD CORP	Corporate Bond	4.50%	DUE	07/15/2027	57
KINROSS GOLD CORP	Corporate Bond	4.50%	DUE	07/15/2027	105
KRAFT HEINZ FOODS CO	Corporate Bond	4.62%	DUE	10/01/2039	301
KRAFT HEINZ FOODS CO	Corporate Bond	4.62%	DUE	10/01/2039	100
KRAFT HEINZ FOODS CO	Corporate Bond	4.62%	DUE	10/01/2039	141
L3HARRIS TECH INC	Corporate Bond	2.90%	DUE	12/15/2029	264
LAZARD GROUP LLC	Corporate Bond	3.75%	DUE	02/13/2025	486
LAZARD GROUP LLC	Corporate Bond	3.62%	DUE	03/01/2027	109
LAZARD GROUP LLC	Corporate Bond	3.62%	DUE	03/01/2027	103
LAZARD GROUP LLC	Corporate Bond	4.50%	DUE	09/19/2028	319
LEASEPLAN CORPORATION NV	Corporate Bond	2.88%	DUE	10/24/2024	500
LEGG MASON INC	Corporate Bond	5.62%	DUE	01/15/2044	119
LEGG MASON INC	Corporate Bond	5.62%	DUE	01/15/2044	227
LENNAR CORP	Corporate Bond	4.75%	DUE	05/30/2025	47
LENNAR CORP	Corporate Bond	4.75%	DUE	05/30/2025	195
MPLX LP	Corporate Bond	4.12%	DUE	03/01/2027	121
MPLX LP	Corporate Bond	4.12%	DUE	03/01/2027	142
MPLX LP	Corporate Bond	4.12%	DUE	03/01/2027	158
MPLX LP	Corporate Bond	4.50%	DUE	04/15/2038	214
MPLX LP	Corporate Bond	4.50%	DUE	04/15/2038	178
MPLX LP	Corporate Bond	6.88%	DUE	01/30/3100	327
MPLX LP	Corporate Bond	6.88%	DUE	01/30/3100	296
MPLX LP	Corporate Bond	6.25%	DUE	10/15/2022	190
MARATHON PETROLEUM CORP	Corporate Bond	6.50%	DUE	03/01/2041	117
MARATHON PETROLEUM CORP	Corporate Bond	6.50%	DUE	03/01/2041	227
MARATHON PETROLEUM CORP	Corporate Bond	6.50%	DUE	03/01/2041	195
MARATHON PETROLEUM CORP	Corporate Bond	4.50%	DUE	04/01/2048	96
MARATHON PETROLEUM CORP	Corporate Bond	4.50%	DUE	04/01/2048	106
MARKEL CORP	Corporate Bond	3.35%	DUE	09/17/2029	195
MARS INC	Corporate Bond	3.95%	DUE	04/01/2049	458
MARS INC	Corporate Bond	3.95%	DUE	04/01/2049	198
MCCORMICK & CO	Corporate Bond	3.40%	DUE	08/15/2027	495
MCCORMICK & CO	Corporate Bond	3.40%	DUE	08/15/2027	417
MCCORMICK & CO	Corporate Bond	4.20%	DUE	08/15/2047	50

MCCORMICK & CO	Corporate Bond	4.20%	DUE	08/15/2047	221
MCCORMICK & CO	Corporate Bond	4.20%	DUE	08/15/2047	166
MCKESSON CORP	Corporate Bond	6.00%	DUE	03/01/2041	215
MERRILL LYNCH & CO	Corporate Bond	7.75%	DUE	05/14/2038	236
MERRILL LYNCH & CO	Corporate Bond	7.75%	DUE	05/14/2038	236
MICROSOFT CORP	Corporate Bond	3.50%	DUE	02/12/2035	154
MICROCHIP TECHNOLOGY INC	Corporate Bond	3.92%	DUE	06/01/2021	562
MICROCHIP TECHNOLOGY INC	Corporate Bond	3.92%	DUE	06/01/2021	184
MICROCHIP TECHNOLOGY INC	Corporate Bond	3.92%	DUE	06/01/2021	128
MID AMERICA APARTMENTS	Corporate Bond	3.95%	DUE	03/15/2029	316
MIDAMERICAN ENERGY HOLDINGS	Corporate Bond	6.12%	DUE	04/01/2036	192
MIDAMERICAN ENERGY HOLDINGS	Corporate Bond	6.12%	DUE	04/01/2036	275
MIDAMERICAN ENERGY HOLDINGS	Corporate Bond	6.12%	DUE	04/01/2036	240
Molson Coors Beverage Co	Corporate Bond	5.00%	DUE	05/01/2042	71
Molson Coors Beverage Co	Corporate Bond	5.00%	DUE	05/01/2042	219
Molson Coors Beverage Co	Corporate Bond	4.20%	DUE	07/15/2046	83
Molson Coors Beverage Co	Corporate Bond	4.20%	DUE	07/15/2046	83
Molson Coors Beverage Co	Corporate Bond	4.20%	DUE	07/15/2046	63
Molson Coors Beverage Co	Corporate Bond	4.20%	DUE	07/15/2046	27
Molson Coors Beverage Co	Corporate Bond	4.20%	DUE	07/15/2046	150
MORGAN STANLEY	Corporate Bond	4.35%	DUE	09/08/2026	246
MORGAN STANLEY	Corporate Bond	4.35%	DUE	09/08/2026	109
MORGAN STANLEY	Corporate Bond	4.35%	DUE	09/08/2026	137
MORGAN STANLEY	Corporate Bond	4.35%	DUE	09/08/2026	356
MORGAN STANLEY	Corporate Bond	3.62%	DUE	01/20/2027	469
MORGAN STANLEY	Corporate Bond	4.88%	DUE	11/01/2022	214
MORGAN STANLEY	Corporate Bond	4.88%	DUE	11/01/2022	2
MORGAN STANLEY	Corporate Bond	4.88%	DUE	11/01/2022	9
MORGAN STANLEY	Corporate Bond	4.88%	DUE	11/01/2022	295
MORGAN STANLEY	Corporate Bond	4.88%	DUE	11/01/2022	536
MORGAN STANLEY	Corporate Bond	4.88%	DUE	11/01/2022	563
MYLAN NV	Corporate Bond	3.95%	DUE	06/15/2026	113
MYLAN NV	Corporate Bond	3.95%	DUE	06/15/2026	207
MYLAN NV	Corporate Bond	3.95%	DUE	06/15/2026	335
MYLAN NV	Corporate Bond	3.95%	DUE	06/15/2026	101
NBK TIER 1 FINANCING 2	Corporate Bond	4.50%	DUE	01/30/3100	1,037
NCR CORP	Corporate Bond	5.00%	DUE	07/15/2022	404
NCR CORP	Corporate Bond	5.00%	DUE	07/15/2022	101
NABORS INDUSTRIES LTD	Corporate Bond	5.00%	DUE	09/15/2020	116
NATIONAL OILWELL VARCO I	Corporate Bond	3.95%	DUE	12/01/2042	15
NATIONAL OILWELL VARCO I	Corporate Bond	3.95%	DUE	12/01/2042	26
NATIONAL OILWELL VARCO I	Corporate Bond	3.95%	DUE	12/01/2042	47
NATIONAL OILWELL VARCO I	Corporate Bond	3.95%	DUE	12/01/2042	12
NATIONAL OILWELL VARCO I	Corporate Bond	3.95%	DUE	12/01/2042	16
NATIONAL OILWELL VARCO I	Corporate Bond	3.95%	DUE	12/01/2042	230
NATIONAL OILWELL VARCO I	Corporate Bond	3.95%	DUE	12/01/2042	184
NATIONAL OILWELL VARCO I	Corporate Bond	3.60%	DUE	12/01/2029	421
NEWELL BRANDS INC	Corporate Bond	3.85%	DUE	04/01/2023	15
NEWELL BRANDS INC	Corporate Bond	3.85%	DUE	04/01/2023	491
NEWELL BRANDS INC	Corporate Bond	3.85%	DUE	04/01/2023	727
NEWFIELD EXPLORATION	Corporate Bond	5.75%	DUE	01/30/2022	79
NEWFIELD EXPLORATION	Corporate Bond	5.75%	DUE	01/30/2022	28
NEWFIELD EXPLORATION	Corporate Bond	5.75%	DUE	01/30/2022	292
NEWFIELD EXPLORATION	Corporate Bond	5.75%	DUE	01/30/2022	72
NEWFIELD EXPLORATION	Corporate Bond	5.62%	DUE	07/01/2024	134
NEWFIELD EXPLORATION	Corporate Bond	5.62%	DUE	07/01/2024	223
NEWFIELD EXPLORATION	Corporate Bond	5.38%	DUE	01/01/2026	895
NEXTERA ENERGY CAPITAL	Corporate Bond	2.75%	DUE	11/01/2029	467
NISOURCE FINANCE CORP	Corporate Bond	5.80%	DUE	02/01/2042	100
NISOURCE FINANCE CORP	Corporate Bond	5.80%	DUE	02/01/2042	313
NISOURCE FINANCE CORP	Corporate Bond	3.95%	DUE	03/30/2048	438
NISOURCE FINANCE CORP	Corporate Bond	3.95%	DUE	03/30/2048	237
NORDEA BANK ABP	Corporate Bond	3.75%	DUE	08/30/2023	888
NORDEA BANK AB	Corporate Bond	4.62%	DUE	09/13/2033	764
O REILLY AUTOMOTIVE INC	Corporate Bond	3.60%	DUE	09/01/2027	918
O REILLY AUTOMOTIVE INC	Corporate Bond	3.60%	DUE	09/01/2027	1,014

OCCIDENTAL PETROLEUM COR	Corporate Bond	6.45%	DUE	09/15/2036	891
OHIO EDISON	Corporate Bond	8.25%	DUE	10/15/2038	156
OHIO EDISON	Corporate Bond	8.25%	DUE	10/15/2038	73
PBF HOLDING CO LLC	Corporate Bond	7.00%	DUE	11/15/2023	104
PBF HOLDING CO LLC	Corporate Bond	7.00%	DUE	11/15/2023	337
PARK AEROSPACE HOLDINGS	Corporate Bond	5.25%	DUE	08/15/2022	136
PARK AEROSPACE HOLDINGS	Corporate Bond	5.25%	DUE	08/15/2022	130
PARK AEROSPACE HOLDINGS	Corporate Bond	5.25%	DUE	08/15/2022	618
PARK AEROSPACE HOLDINGS	Corporate Bond	5.25%	DUE	08/15/2022	666
PARK AEROSPACE HOLDINGS	Corporate Bond	5.25%	DUE	08/15/2022	107
PARK AEROSPACE HOLDINGS	Corporate Bond	5.25%	DUE	08/15/2022	235
PARK AEROSPACE HOLDINGS	Corporate Bond	5.25%	DUE	08/15/2022	212
PARK AEROSPACE HOLDINGS	Corporate Bond	4.50%	DUE	03/15/2023	57
PARK AEROSPACE HOLDINGS	Corporate Bond	4.50%	DUE	03/15/2023	57
PARK AEROSPACE HOLDINGS	Corporate Bond	4.50%	DUE	03/15/2023	175
PATTERSON UTI ENERGY INC	Corporate Bond	3.95%	DUE	02/01/2028	18
PATTERSON UTI ENERGY INC	Corporate Bond	3.95%	DUE	02/01/2028	85
PATTERSON UTI ENERGY INC	Corporate Bond	3.95%	DUE	02/01/2028	73
PATTERSON UTI ENERGY INC	Corporate Bond	3.95%	DUE	02/01/2028	27
PATTERSON UTI ENERGY INC	Corporate Bond	3.95%	DUE	02/01/2028	338
PENNSYLVANIA ELECTRIC CO	Corporate Bond	4.15%	DUE	04/15/2025	319
PENNSYLVANIA ELECTRIC CO	Corporate Bond	4.15%	DUE	04/15/2025	160
PETROLEOS MEXICANOS	Corporate Bond	6.38%	DUE	01/23/2045	96
PETROLEOS MEXICANOS	Corporate Bond	5.35%	DUE	02/12/2028	199
PETROLEOS MEXICANOS	Corporate Bond	5.35%	DUE	02/12/2028	124
PITNEY BOWES INC	Corporate Bond	3.88%	DUE	10/01/2021	400
PLAINS ALL AMERICAN PIPELINE	Corporate Bond	4.70%	DUE	06/15/2044	122
PLAINS ALL AMERICAN PIPELINE	Corporate Bond	4.70%	DUE	06/15/2044	243
PLAINS ALL AMERICAN PIPELINE	Corporate Bond	4.70%	DUE	06/15/2044	7
PLAINS ALL AMERICAN PIPELINE	Corporate Bond	4.70%	DUE	06/15/2044	8
PLAINS ALL AMERICAN PIPELINE	Corporate Bond	4.50%	DUE	12/15/2026	123
PLAINS ALL AMERICAN PIPELINE	Corporate Bond	4.50%	DUE	12/15/2026	650
PROGRESSIVE CORP OHIO	Corporate Bond	5.38%	DUE	01/30/3100	578
PROGRESSIVE CORP OHIO	Corporate Bond	5.38%	DUE	01/30/3100	315
PRUDENTIAL FINANCIAL INC	Corporate Bond	5.88%	DUE	09/15/2042	143
PRUDENTIAL FINANCIAL INC	Corporate Bond	5.88%	DUE	09/15/2042	233
PRUDENTIAL FINANCIAL INC	Corporate Bond	5.70%	DUE	09/15/2048	817
PUGET ENERGY INC	Corporate Bond	6.50%	DUE	12/15/2020	234
PUGET ENERGY INC	Corporate Bond	5.76%	DUE	10/01/2039	232
PUGET ENERGY INC	Corporate Bond	5.76%	DUE	10/01/2039	166
QWEST CORP	Corporate Bond	6.75%	DUE	12/01/2021	368
QWEST CORP	Corporate Bond	6.75%	DUE	12/01/2021	112
QWEST CORP	Corporate Bond	6.75%	DUE	12/01/2021	220
RELIANCE STEEL AND ALUMINUM	Corporate Bond	4.50%	DUE	04/15/2023	529
REYNOLDS AMERICAN INC	Corporate Bond	5.85%	DUE	08/15/2045	98
REYNOLDS AMERICAN INC	Corporate Bond	5.85%	DUE	08/15/2045	344
REYNOLDS AMERICAN INC	Corporate Bond	4.45%	DUE	06/12/2025	372
LEIDOS HOLDINGS INC	Corporate Bond	4.45%	DUE	12/01/2020	528
SVB FINANCIAL GROUP	Corporate Bond	3.50%	DUE	01/29/2025	288
SVB FINANCIAL GROUP	Corporate Bond	3.50%	DUE	01/29/2025	157
SABINE PASS LIQUEFACTION	Corporate Bond	4.20%	DUE	03/15/2028	557
SABINE PASS LIQUEFACTION	Corporate Bond	4.20%	DUE	03/15/2028	345
SANDY SPRING BANCORP INC	Corporate Bond	4.25%	DUE	11/15/2029	1,359
SAUDI ARABIAN OIL CO	Corporate Bond	4.25%	DUE	04/16/2039	734
SHERWIN WILLIAMS	Corporate Bond	4.50%	DUE	06/01/2047	68
SHERWIN WILLIAMS	Corporate Bond	4.50%	DUE	06/01/2047	114
SOUTHERN COPPER CORP	Corporate Bond	6.75%	DUE	04/16/2040	100
SOUTHERN COPPER CORP	Corporate Bond	6.75%	DUE	04/16/2040	134
SPIRIT REALTY LP	Corporate Bond	4.00%	DUE	07/15/2029	269
SPIRIT REALTY LP	Corporate Bond	4.00%	DUE	07/15/2029	500
SPIRIT REALTY LP	Corporate Bond	3.20%	DUE	01/15/2027	120
SPIRIT REALTY LP	Corporate Bond	3.40%	DUE	01/15/2030	40
SPRINT COMMUNICATIONS	Corporate Bond	9.25%	DUE	04/15/2022	246
SPRINT COMMUNICATIONS	Corporate Bond	9.25%	DUE	04/15/2022	600
STANDARD INDUSTRIES INC	Corporate Bond	5.50%	DUE	02/15/2023	24
STANDARD INDUSTRIES INC	Corporate Bond	5.50%	DUE	02/15/2023	5

STANDARD INDUSTRIES INC	Corporate Bond	5.50%	DUE	02/15/2023	6
STANDARD INDUSTRIES INC	Corporate Bond	5.50%	DUE	02/15/2023	11
STANDARD INDUSTRIES INC	Corporate Bond	5.50%	DUE	02/15/2023	60
STORE CAPITAL CORP	Corporate Bond	4.62%	DUE	03/15/2029	114
STORE CAPITAL CORP	Corporate Bond	4.62%	DUE	03/15/2029	211
STORE CAPITAL CORP	Corporate Bond	4.62%	DUE	03/15/2029	80
SYNGENTA FINANCE NV	Corporate Bond	3.70%	DUE	04/24/2020	341
SYNGENTA FINANCE NV	Corporate Bond	3.70%	DUE	04/24/2020	201
SYNGENTA FINANCE NV	Corporate Bond	4.44%	DUE	04/24/2023	323
SYNGENTA FINANCE NV	Corporate Bond	4.44%	DUE	04/24/2023	147
SYNGENTA FINANCE NV	Corporate Bond	4.44%	DUE	04/24/2023	366
SYNCHRONY FINANCIAL	Corporate Bond	3.95%	DUE	12/01/2027	578
BlackRock TCP Capital Corp	Corporate Bond	4.12%	DUE	08/11/2022	326
BlackRock TCP Capital Corp	Corporate Bond	4.12%	DUE	08/11/2022	197
TPG SPECIALTY LENDING IN	Corporate Bond	3.88%	DUE	11/01/2024	1,179
TANGER PROPERTIES LP	Corporate Bond	3.75%	DUE	12/01/2024	717
TANGER PROPERTIES LP	Corporate Bond	3.12%	DUE	09/01/2026	248
TECK RESOURCES LTD	Corporate Bond	6.00%	DUE	08/15/2040	307
TELEFONICA EMISIONES SAU	Corporate Bond	4.66%	DUE	03/06/2038	218
TEVA PHARMACEUTICAL FINANCE CO	Corporate Bond	2.25%	DUE	03/18/2020	225
TEVA PHARMACEUTICALS NE	Corporate Bond	2.20%	DUE	07/21/2021	230
TEVA PHARMACEUTICALS NE	Corporate Bond	2.20%	DUE	07/21/2021	37
TEVA PHARMACEUTICALS NE	Corporate Bond	2.20%	DUE	07/21/2021	166
TIME WARNER CABLE INC	Corporate Bond	6.75%	DUE	06/15/2039	221
TIME WARNER CABLE INC	Corporate Bond	6.75%	DUE	06/15/2039	158
TIME WARNER CABLE INC	Corporate Bond	5.88%	DUE	11/15/2040	115
TIME WARNER CABLE INC	Corporate Bond	5.88%	DUE	11/15/2040	115
UDR INC	Corporate Bond	3.20%	DUE	01/15/2030	256
UBS GROUP FUNDING SWITZE	Corporate Bond	2.86%	DUE	08/15/2023	1,118
UNITED AIR 2018 1 B PTT	Corporate Bond	4.60%	DUE	09/01/2027	100
UNITED MEXICAN STATES	Corporate Bond	6.75%	DUE	09/27/2034	445
UNITED MEXICAN STATES	Corporate Bond	6.75%	DUE	09/27/2034	240
UNITED MEXICAN STATES	Corporate Bond	4.75%	DUE	03/08/2044	524
UNITED MEXICAN STATES	Corporate Bond	4.75%	DUE	03/08/2044	332
UNITED TECHNOLOGIES CORP	Corporate Bond	4.50%	DUE	06/01/2042	114
UNUM GROUP	Corporate Bond	4.00%	DUE	06/15/2029	278
VALE OVERSEAS LTD	Corporate Bond	6.88%	DUE	11/21/2036	104
VALE OVERSEAS LTD	Corporate Bond	6.88%	DUE	11/21/2036	130
VALE OVERSEAS LTD	Corporate Bond	6.25%	DUE	08/10/2026	135
VALE OVERSEAS LTD	Corporate Bond	6.25%	DUE	08/10/2026	335
VALLEY NATIONAL BANCORP	Corporate Bond	5.12%	DUE	09/27/2023	107
VALLEY NATIONAL BANCORP	Corporate Bond	5.12%	DUE	09/27/2023	751
VEREIT OPERATING PARTNERSHIP	Corporate Bond	4.62%	DUE	11/01/2025	433
VEREIT OPERATING PARTNERSHIP	Corporate Bond	4.62%	DUE	11/01/2025	301
VEREIT OPERATING PARTNERSHIP	Corporate Bond	3.10%	DUE	12/15/2029	914
VERIZON COMMUNICATIONS	Corporate Bond	6.55%	DUE	09/15/2043	275
VERIZON COMMUNICATIONS	Corporate Bond	6.55%	DUE	09/15/2043	294
VIRGINIA ELECTRIC & POWER CO	Corporate Bond	8.88%	DUE	11/15/2038	186
VIRGINIA ELECTRIC & POWER CO	Corporate Bond	8.88%	DUE	11/15/2038	422
VOYA FINANCIAL INC	Corporate Bond	4.70%	DUE	01/23/2048	195
WELLPOINT INC	Corporate Bond	4.65%	DUE	01/15/2043	102
WELLPOINT INC	Corporate Bond	4.65%	DUE	01/15/2043	113
WELLS FARGO FINANCIAL	Corporate Bond	5.61%	DUE	01/15/2044	152
WELLS FARGO CO	Corporate Bond	5.38%	DUE	11/02/2043	204
WESTERN GAS PARTNERS LP	Corporate Bond	4.00%	DUE	07/01/2022	179
WESTERN GAS PARTNERS LP	Corporate Bond	4.00%	DUE	07/01/2022	692
WESTERN GAS PARTNERS LP	Corporate Bond	4.00%	DUE	07/01/2022	923
WESTERN GAS PARTNERS LP	Corporate Bond	4.50%	DUE	03/01/2028	114
WESTERN GAS PARTNERS LP	Corporate Bond	4.50%	DUE	03/01/2028	99
WESTERN UNION CO THE	Corporate Bond	2.85%	DUE	01/10/2025	497
WILLIS NORTH AMERICA INC	Corporate Bond	4.50%	DUE	09/15/2028	805
WILLIS NORTH AMERICA INC	Corporate Bond	2.95%	DUE	09/15/2029	253
XSTRATA FINANCE CANADA	Corporate Bond	5.55%	DUE	10/25/2042	117
XSTRATA FINANCE CANADA	Corporate Bond	5.55%	DUE	10/25/2042	29
XSTRATA FINANCE CANADA	Corporate Bond	5.55%	DUE	10/25/2042	33
XSTRATA FINANCE CANADA	Corporate Bond	5.55%	DUE	10/25/2042	106

XLIT LTD	Corporate Bond	4.45%	DUE	03/31/2025	117
XLIT LTD	Corporate Bond	4.45%	DUE	03/31/2025	101
XLIT LTD	Corporate Bond	4.45%	DUE	03/31/2025	272
XLIT LTD	Corporate Bond	4.45%	DUE	03/31/2025	82
XLIT LTD	Corporate Bond	4.45%	DUE	03/31/2025	381
XLIT LTD	Corporate Bond	5.50%	DUE	03/31/2045	254
XLIT LTD	Corporate Bond	5.50%	DUE	03/31/2045	159
YARA INTERNATIONAL ASA	Corporate Bond	4.75%	DUE	06/01/2028	418
YARA INTERNATIONAL ASA	Corporate Bond	4.75%	DUE	06/01/2028	217
YARA INTERNATIONAL ASA	Corporate Bond	4.75%	DUE	06/01/2028	41
YARA INTERNATIONAL ASA	Corporate Bond	4.75%	DUE	06/01/2028	108
YARA INTERNATIONAL ASA	Corporate Bond	4.75%	DUE	06/01/2028	114
YARA INTERNATIONAL ASA	Corporate Bond	4.75%	DUE	06/01/2028	217
YARA INTERNATIONAL ASA	Corporate Bond	4.75%	DUE	06/01/2028	11
ZIONS BANCORPORATION NA	Corporate Bond	3.50%	DUE	08/27/2021	1,023
FNMA	Federal Government and Agency Bond	4.50%	DUE	01/01/2040	1,711
GNMA II	Federal Government and Agency Bond	3.50%	DUE	01/23/2042	22,576
GNMA II	Federal Government and Agency Bond	3.50%	DUE	01/23/2042	2,473
GNMA II	Federal Government and Agency Bond	4.00%	DUE	01/20/2041	15,577
GNMA II	Federal Government and Agency Bond	4.00%	DUE	01/20/2041	1,035
5 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	(2)
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	(36)
2 YR US TR NOTES	Futures Contract	0.00%	DUE	04/03/2020	6
20 YR US TR BONDS	Futures Contract	0.00%	DUE	03/31/2020	118
US ULTRA T-BOND	Futures Contract	0.00%	DUE	03/31/2020	(460)
US ULTRA T-BOND	Futures Contract	0.00%	DUE	03/31/2020	(4)
FHLMC	Mortgage-backed security	4.50%	DUE	11/01/2048	3,240
FHLMC	Mortgage-backed security	4.50%	DUE	02/01/2049	1,278
FHLMC	Mortgage-backed security	2.50%	DUE	08/01/2034	305
FHLMC	Mortgage-backed security	2.50%	DUE	08/01/2034	2,001
FHLMC	Mortgage-backed security	2.50%	DUE	11/01/2034	2,156
FNMA	Mortgage-backed security	3.50%	DUE	02/01/2041	267
FNMA	Mortgage-backed security	4.00%	DUE	04/01/2048	761
FNMA	Mortgage-backed security	4.00%	DUE	03/01/2049	4,308
FNMA	Mortgage-backed security	4.00%	DUE	03/01/2049	4,125
FNMA	Mortgage-backed security	4.50%	DUE	02/01/2049	6,573
FNMA	Mortgage-backed security	3.50%	DUE	01/01/2048	3,407
FNMA	Mortgage-backed security	4.50%	DUE	06/01/2048	2,510
FNMA	Mortgage-backed security	4.50%	DUE	06/01/2048	475
FNMA	Mortgage-backed security	4.00%	DUE	07/01/2048	678
FNMA	Mortgage-backed security	4.00%	DUE	07/01/2048	39
FNMA	Mortgage-backed security	3.50%	DUE	02/01/2043	6,047
FNMA	Mortgage-backed security	4.50%	DUE	11/01/2048	2,034
FNMA	Mortgage-backed security	4.50%	DUE	12/01/2048	1,928
FNMA	Mortgage-backed security	4.50%	DUE	01/01/2049	1,795
FNMA	Mortgage-backed security	3.00%	DUE	06/01/2032	1,257
FNMA	Mortgage-backed security	3.00%	DUE	08/01/2032	542
FNMA	Mortgage-backed security	5.00%	DUE	06/01/2048	990
FNMA	Mortgage-backed security	4.00%	DUE	04/01/2049	2,663
FNMA	Mortgage-backed security	4.50%	DUE	04/01/2049	894
FNMA	Mortgage-backed security	4.50%	DUE	04/01/2049	1,497
FNMA	Mortgage-backed security	4.50%	DUE	04/01/2049	478
FNMA	Mortgage-backed security	4.50%	DUE	06/01/2049	2,259
FNMA	Mortgage-backed security	2.50%	DUE	10/01/2034	2,506
FNMA	Mortgage-backed security	2.50%	DUE	10/01/2034	736
FNMA	Mortgage-backed security	2.50%	DUE	10/01/2034	1,081
BRAZOS TX HGR EDU AUTH	Municipal Government Bond	3.02%	DUE	06/25/2042	1,176
NORTHSTAR EDUCATION FINANCE IN	Municipal Government Bond	4.98%	DUE	04/01/2042	1,616
BCM SWAPTION	Options	2.94%	DUE	12/13/2032	431
BCM SWAPTION	Options	2.44%	DUE	12/13/2032	182

BCM SWAPTION	Options	2.62%	DUE	01/31/2033	225
BCM SWAPTION	Options	3.12%	DUE	01/31/2033	418
STATE STREET STIF	Sweep Investment				196
STATE STREET STIF	Sweep Investment				192
STATE STREET STIF	Sweep Investment				29
STATE STREET STIF	Sweep Investment				338
STATE STREET STIF	Sweep Investment				100
STATE STREET STIF	Sweep Investment				3,301
STATE STREET STIF	Sweep Investment				112
STATE STREET STIF	Sweep Investment				4,195
STATE STREET STIF	Sweep Investment				588
CASH COLLATERAL	Sweep Investment				(200)
CASH COLLATERAL	Sweep Investment				(650)
CASH COLLATERAL	Sweep Investment				(920)
CASH COLLATERAL	Sweep Investment				4
CASH COLLATERAL	Sweep Investment				36
CASH COLLATERAL	Sweep Investment				74
CASH COLLATERAL	Sweep Investment				86
CASH COLLATERAL	Sweep Investment				72
CASH COLLATERAL	Sweep Investment				60
CASH COLLATERAL	Sweep Investment				105
CASH COLLATERAL	Sweep Investment				100
CASH COLLATERAL	Sweep Investment				26
CASH COLLATERAL	Sweep Investment				110
CASH COLLATERAL	Sweep Investment				130
CASH COLLATERAL	Sweep Investment				230
CASH COLLATERAL	Sweep Investment				50
CASH COLLATERAL	Sweep Investment				8
CASH COLLATERAL	Sweep Investment				50
US TREASURY N/B	US Government Bond	3.50%	DUE	02/15/2039	360
US TREASURY N/B	US Government Bond	3.50%	DUE	02/15/2039	192
US TREASURY N/B	US Government Bond	3.50%	DUE	02/15/2039	120
US TREASURY N/B	US Government Bond	3.50%	DUE	02/15/2039	240
US TREASURY N/B	US Government Bond	3.50%	DUE	02/15/2039	1,200
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	328
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	2,850
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	307
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	230
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	409
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	307
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	205
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	179
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	205
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	512
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	307
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	409
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	256
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	256
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	563
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	409
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	256
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	205
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	409
WI TREASURY SEC.	US Government Bond	2.50%	DUE	05/15/2046	512
US TREASURY N B	US Government Bond	2.25%	DUE	08/15/2049	584
US TREASURY N B	US Government Bond	2.25%	DUE	08/15/2049	146
US TREASURY N B	US Government Bond	2.25%	DUE	08/15/2049	243
US TREASURY N B	US Government Bond	2.25%	DUE	08/15/2049	340
US TREASURY N B	US Government Bond	2.25%	DUE	08/15/2049	584
US TREASURY N B	US Government Bond	2.25%	DUE	08/15/2049	584
US TREASURY N B	US Government Bond	2.25%	DUE	08/15/2049	195
US TREASURY N B	US Government Bond	2.12%	DUE	03/31/2024	611
US TREASURY N B	US Government Bond	2.12%	DUE	03/31/2024	1,019
US TREASURY N B	US Government Bond	2.12%	DUE	03/31/2024	1,324
US TREASURY N B	US Government Bond	2.12%	DUE	03/31/2024	917
US TREASURY N B	US Government Bond	2.12%	DUE	03/31/2024	6,112

US TREASURY N B	US Government Bond	2.12%	DUE	03/31/2024	1,019
US TREASURY N B	US Government Bond	1.50%	DUE	08/15/2022	1,597
US TREASURY N B	US Government Bond	1.50%	DUE	08/15/2022	1,996
US TREASURY N B	US Government Bond	1.50%	DUE	08/15/2022	200
US TREASURY N B	US Government Bond	1.50%	DUE	08/15/2022	1,896
US TREASURY N B	US Government Bond	1.62%	DUE	08/15/2029	585
US TREASURY N B	US Government Bond	1.62%	DUE	08/15/2029	439
US TREASURY N B	US Government Bond	1.62%	DUE	08/15/2029	1,755
OTHER ASSETS					130,939
TOTAL MASSMUTUAL STABLE VALUE FUND					$564,138

*NOTES RECEIVABLE FROM PARTICIPANTS	Participant Loans	2.36% to 11.00% 2020-2026			$150,760

*Indicates party-in-interest to the Plan

All investments are participant directed; therefore, cost value has been omitted.

Required Information

Financial statements and schedules for the Cigna 401(k) Plan, prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974, are contained in this Annual Report on Form 11-K.

Exhibits

Number	Description	Method of Filing

23	Consent of Independent Registered Public Accounting Firm	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Cigna 401(k) PLAN

Date: June 26, 2020	By:	/s/ Jill Vaslow
Jill Vaslow
Plan Administrator

Index to Exhibits

Number	Description	Method of Filing

23	Consent of Independent Registered Public Accounting Firm	Filed herewith.